AGREEMENT AND PLAN OF MERGER

                                      AMONG

                        SHIRE PHARMACEUTICALS GROUP plc,

                            RUBY ACQUISITION SUB INC.

                                       AND

                       ROBERTS PHARMACEUTICAL CORPORATION

                            DATED AS OF JULY 26, 1999

                               -------------------




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                               TABLE OF CONTENTS
                                                                            Page
                                    ARTICLE I

                                   DEFINITIONS

1.1.  Definitions..............................................................2

                                   ARTICLE II

                  THE MERGER; CONVERSION AND EXCHANGE OF STOCK

2.1.  Merger..................................................................10
2.2.  Effective Time..........................................................10
2.3.  Effects of the Merger...................................................11
2.4.  Further Assurances......................................................11
2.5.  Merger Consideration....................................................11
2.6.  Exchange Provisions.....................................................13
2.7.  Consideration for Ordinary Shares.......................................15
2.8.  Tax-Free Reorganization.................................................15

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

3.1.  Representations and Warranties of Roberts...............................15
      (a)       Organization; Standing and Power..............................16
      (b)       Subsidiaries and Investments..................................16
      (c)       Capitalization................................................17
      (d)       Authority.....................................................18
      (e)       Noncontravention..............................................18
      (f)       Government Approval; Consents.................................19
      (g)       SEC Documents.................................................19
      (h)       Information Supplied..........................................19
      (i)       Absence of Certain Changes or Events..........................20
      (j)       Compliance with Law...........................................21
      (k)       Affiliate Arrangements........................................21
      (l)       Transaction Fees..............................................21
      (m)       Litigation....................................................22
      (n)       Taxes and Tax Returns.........................................22
      (o)       Real Property.................................................23
      (p)       Licenses, Permits and Authorizations..........................24
      (q)       ERISA and Employee Matters....................................24
      (r)       Labor Relations...............................................26
      (s)       Intellectual Property Rights..................................27
      (t)       Insurance.....................................................28



                                      -i-
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      (u)       Books and Records.............................................28
      (v)       Undisclosed Liabilities.......................................29
      (w)       FDA, DEA Matters..............................................29
      (x)       Environmental Matters.........................................31
      (y)       Products......................................................33
      (z)       Marketing Practices...........................................34
      (aa)      Affiliates....................................................34
      (bb)      Pooling.......................................................34
      (cc)      Business Combination..........................................34
3.2.  Representations and Warranties of Shire.................................34
      (a)       Organization; Standing and Power..............................35
      (b)       Subsidiaries and Investments..................................35
      (c)       Capitalization................................................36
      (d)       Authority.....................................................36
      (e)       Noncontravention..............................................37
      (f)       Government Approval; Consents.................................37
      (g)       Reports and Financial Statements..............................38
      (h)       Information Supplied..........................................38
      (i)       Absence of Certain Changes or Events..........................39
      (j)       Compliance with Law...........................................40
      (k)       Affiliate Arrangements........................................40
      (l)       Transaction Fees..............................................40
      (m)       Litigation....................................................41
      (n)       Taxes and Tax Returns.........................................41
      (o)       Real Property.................................................42
      (p)       Licenses, Permits and Authorizations..........................42
      (q)       ERISA and Employee Matters....................................43
      (r)       Labor Relations...............................................45
      (s)       Intellectual Property Rights..................................45
      (t)       Insurance.....................................................46
      (u)       Books and Records.............................................46
      (v)       Undisclosed Liabilities.......................................47
      (w)       FDA, DEA Matters..............................................47
      (x)       Environmental Matters.........................................49
      (y)       Products......................................................51
      (z)       Marketing Practices...........................................52
      (aa)      Ordinary Shares...............................................52
      (bb)      Pooling.......................................................52
      (cc)      Merger Consideration..........................................52
      (dd)      Active Trade or Business......................................53
      (ee)      Asset Acquisitions............................................53
      (ff)      Ownership of Roberts Shares...................................53

                                   ARTICLE IV

                              COVENANTS OF ROBERTS

4.1.  Regular Course of Business..............................................54


                                      -ii-
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4.2.  Certain Prohibited Activities...........................................54
4.3.  Notice of Certain Events................................................55
4.4.  Access..................................................................56
4.5.  Approvals...............................................................56
4.6.  No Solicitation.........................................................56
4.7.  Pooling of Interests....................................................57
4.8.  ISRA....................................................................58

                                    ARTICLE V

                     COVENANTS OF SHIRE AND ACQUISITION SUB

5.1.  Regular Course of Business..............................................58
5.2.  Certain Prohibited Activities...........................................58
5.3.  Notice of Certain Events................................................59
5.4.  Access..................................................................60
5.5.  Approvals...............................................................60
5.6.  No Solicitation.........................................................60
5.7.  Pooling of Interests....................................................61
5.8.  Indemnification.........................................................62

                                   ARTICLE VI

                          AGREEMENTS REGARDING OPTIONS
                               AND OTHER BENEFITS

6.1.  Stock Option Plans......................................................63
6.2.  Continuation of Benefits................................................64
6.3.  Severance Policy and Other Agreements...................................64
6.4.  1999 Bonus..............................................................64
6.5.  Waiver of Preexisting Conditions; Credit for Deductibles; Service
        Credit................................................................65

                                   ARTICLE VII

                              CONDITIONS PRECEDENT

7.1.   Conditions to the Obligations of Each Party to Effect the Merger.......65
       (a)       Shareholder Approvals........................................65
       (b)       Certain Approvals............................................65
       (c)       No Proceeding or Litigation..................................65
       (d)       Securities Laws..............................................66
7.2.   Additional Conditions to the Obligations of Roberts....................66
       (a)       Agreements...................................................66
       (b)       Representations and Warranties...............................66
       (c)       Officer's Certificate........................................66


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       (d)       Consents from Third Parties..................................66
       (e)       Listing......................................................66
       (f)       Tax Opinions.................................................67
       (g)       Pooling Letter...............................................67
       (h)       Nasdaq.......................................................67
7.3.   Additional Conditions to the Obligations of Shire and Acquisition Sub..67
       (a)       Agreements...................................................68
       (b)       Representations and Warranties...............................68
       (c)       Roberts Officer's Certificate................................68
       (d)       Pooling Letter...............................................68

                                  ARTICLE VIII

                                OTHER AGREEMENTS

8.1.   Preparation of Form F-4, Form F-6, the Proxy Statement and the UK
          Disclosure Document.......... ......................................68
8.2.   Roberts Shareholders Meeting...........................................69
8.3.   Shire Shareholders Meeting.............................................69
8.4.   Acquisition Sub Actions................................................70

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

9.1.   Termination............................................................70
9.2.   Effect of Termination..................................................72
9.3.   Amendment..............................................................74
9.4.   Waiver.................................................................74

                                    ARTICLE X

                               GENERAL PROVISIONS

10.1.  Public Statements......................................................75
10.2.  Notices................................................................75
10.3.  Interpretation.........................................................76
10.4.  Counterparts...........................................................76
10.5.  Entire Agreement.......................................................76
10.6.  Governing Law..........................................................77
10.7.  Validity...............................................................77
10.8.  Assignment.............................................................77
10.9.  Expenses...............................................................77
10.10. Enforcement............................................................77


                                      -iv-

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EXHIBITS

Exhibit 1       Option Agreement
Exhibit 2-A     Shareholder Agreement - Roberts Shareholders
Exhibit 2-B     Shareholder Agreement - Shire Shareholders
Exhibit 3       Section 145 Letter


SCHEDULES

Schedule 1      Entities Required to Execute the Shareholder Agreement
Schedule 2      Knowledge Officers
Schedule 3      Officers and Directors of Surviving Corporation

                          AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of July 26, 1999, among Shire Pharmaceuticals Group plc, a public limited company organized under the laws of England and Wales ("Shire"), Ruby Acquisition Sub Inc., a New Jersey corporation ("Acquisition Sub") and a direct wholly owned Subsidiary of Shire, and Roberts Pharmaceutical Corporation, a New Jersey corporation ("Roberts").

     WHEREAS, the parties hereto desire to consummate a merger (the "Merger") whereby Acquisition Sub will be merged with and into Roberts and Roberts will be the surviving corporation in the Merger, all upon the terms and conditions set forth herein and in accordance with the New Jersey Business Corporation Act ("New Jersey Law");

     WHEREAS, the respective Boards of Directors (or a duly authorized committee thereof) of each of Shire, Acquisition Sub and Roberts have approved this Agreement, the Merger and the other transactions contemplated hereby;

     WHEREAS, the Merger is intended to be treated as a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, concurrently with the execution of this Agreement and as a condition and inducement to Shire and Acquisition Sub to enter into this Agreement Roberts has granted to Shire an irrevocable option to acquire authorized but unissued shares of common stock, par value $.01 per share of Roberts (the "Common Stock") representing 19.9% of the outstanding shares of Common Stock as provided in an Option Agreement in the form attached hereto as
Exhibit 1; and

     WHEREAS, concurrently with the execution of this Agreement and as a condition and inducement to the parties to enter into this Agreement, the persons listed on Schedule 1-A hereto have committed to vote in favor of approving this Agreement as provided in a Shareholder Agreement in the form attached hereto as Exhibit 2-A and the entity listed on Schedule 1-B hereto has committed to vote in favor of approving this Agreement as provided in a Shareholder Agreement in the form attached hereto as Exhibit 2-B.





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                                      -2-


     NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS


     1.1. Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the terms defined in this Article have the meanings assigned to them in this Article:

     "Acquisition Sub" has the meaning set forth in the preamble hereto.

     "Agreement" has the meaning set forth in the preamble hereto.

     "Business Day" means a day other than a Saturday, a Sunday or a day on which banks in New York, New York or London, England are permitted or required by law to close.

     "Cash Equivalents" means (a) cash, (b) marketable direct obligations issued by the United States government or any agency thereof and backed by the full faith and credit of the United States, in each case maturing within three months from the date of acquisition thereof, and (c) investments in money market funds which invest substantially all of their assets in assets of the types described in clauses (a) and (b) of this definition.

     "CERCLA" has the meaning set forth in Section 3.1(x)(v).

     "Certificate of Merger" has the meaning set forth in Section 2.2.

     "Closing" has the meaning set forth in Section 2.2.

     "Closing Date" has the meaning set forth in Section 2.2.

     "Code" has the meaning set forth in the preamble hereto.



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                                      -3-


     "Common Stock" has the meaning set forth in the preamble hereto.

     "Constituent Corporations" has the meaning set forth in Section 2.1.

     "DEA" has the meaning set forth in Section 3.1(w).

     "Depositary" has the meaning set forth in Section 2.5(f).

     "DOJ" has the meaning set forth in Section 3.1(w)

     "Effective Time" has the meaning set forth in Section 2.2.

     "Employment Obligations" has the meaning set forth in Section 3.1(q).

     "Environmental Law" means CERCLA, the Resource Conservation and Recovery Act of 1976, as amended, the New Jersey Industrial Site Recovery Act ("ISRA"), the Illinois Responsible Property Transfer Act ("RPTA"), the Toxic Substances Control Act, as amended, and any other applicable federal, state, local or foreign statute, rule, regulation, order, judgment, directive, decree or the common law regulating, relating to, or imposing liability or standards of conduct concerning air emissions, water discharges, noise emissions, or exposure to or the release or threatened release or discharge of any Hazardous Material into the environment, the generation, handling, use, treatment, storage, transport, disposal or remediation of any Hazardous Material, or otherwise concerning pollution or the protection of the outdoor or indoor environment, (including, without limitation, ambient or indoor air, surface water, groundwater, soil, subsurface strata and natural resources, including, without limitation, wetlands, flora and fauna, or public or employee health or safety, or the experimental use of animals or disposal of animal carcasses).

     "Environmental Permit" means any permit, license, approval, consent or other authorization by a federal, state, local or non-U.S. government or regulatory entity pursuant to any Environmental Law.

     "Equity Equivalent" has the meaning set forth in Section 3.1(c).

     "ERISA" has the meaning set forth in Section 3.1(q).

     "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

     "Exchange Agent" has the meaning set forth in Section 2.6(b).

     "Exchange Ratio" has the meaning set forth in Section 2.5(a).

     "FDA" has the meaning set forth in Section 3.1(w).

     "Filed SEC Documents" has the meaning set forth in Section 3.1(i).

     "Form F-4" has the meaning set forth in Section 3.1(h).

     "Form F-6" has the meaning set forth in Section 8.1.

     "FSA" means The Financial Services Act 1986 of the United Kingdom.

     "Hazardous Material" means any pollutant, contaminant, or hazardous, toxic, medical, biohazardous, infectious or dangerous waste, substance, constituent or material, any asbestos, any petroleum, oil (including crude oil or any fraction thereof), any radioactive substance, animal carcass, any toxin, chemical, virus, infectious disease or disease-causing agent, or any other substance, waste, constituent, chemical or material that can give rise to liability under any Environmental Law.

     "Holders" means the holders of record of certificates of Common Stock as of the Effective Time.

     "Indebtedness" means with respect to any entity (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (d) all obligations secured by a Lien on property or assets of such entity, (e) financing leases which would be treated as debt under either US GAAP or UK GAAP and (f) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (a) through (e) above.

     "Intellectual Property" has the meaning set forth in Section 3.1(s)(i).

     "knowledge" will be deemed to be present as to Roberts when the matter in question was actually known by an officer of Roberts identified on Schedule 2-A attached hereto and will be deemed to be present as to Shire when the matter in question was actually known by an officer of Shire identified on Schedule 2-B attached hereto.

     "Lien" means any lien, claim, pledge, assignment, hypothecation, conditional sale, retention of title, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind other than a mechanic's, warehousemen's or similar statutory lien or any agreement to provide any of the foregoing.

     "LSE" means The London Stock Exchange.

     "MCA" has the meaning set forth in Section 3.1(w).

     "Merger" has the meaning set forth in the preamble hereto.

     "Merger Consideration" has the meaning set forth in Section 2.5(a).

     "New Jersey Law" has the meaning set forth in the preamble hereto.

     "Option" means a right and option to purchase one share of Common Stock which was granted pursuant to either of the Roberts Option Plans.

     "Optionee" has the meaning set forth in Section 6.1.

     "Ordinary Shares" means validly issued, fully paid and nonassessable ordinary shares, with a nominal value of U.K. five pence each, of Shire.

     "Permits" means all approvals, authorizations, qualifications, consents, licenses, franchises, orders and other permits of all governmental or regulatory agencies or bodies, whether federal, state, local or non-U.S.

     "Permitted Lien" means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with US GAAP or UK GAAP, as the case may be, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent and (iii) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value of the property subject to such Lien or the use of such property in the conduct of the business of Roberts or Shire, as the case may be, or any of its Subsidiaries.

     "Proxy Statement" means a proxy statement relating to the approval by the shareholders of Roberts of this Agreement (as amended or supplemented from time to time).

     "Public UK Documents" has the meaning set forth in Section 3.2(i).

     "Rights" means the Rights issued pursuant to the Rights Agreement.

     "Rights Agreement" means the Rights Agreement, dated as of December 16, 1996, between Roberts and Continental Stock Transfer and Trust Company, as amended through the date hereof.

     "Roberts" has the meaning set forth in the preamble hereto.

     "Roberts Acquisition Transaction" has the meaning set forth in Section 4.6(a).

     "Roberts Disclosure Schedule" has the meaning set forth in Section 3.1.

     "Roberts Governmental Approvals" has the meaning set forth in Section
3.1(f).

     "Roberts Insurance Policies" has the meaning set forth in Section 3.1(t).

     "Roberts Intellectual Property" has the meaning set forth in Section 3.1(s)(i).

     "Roberts Material Adverse Effect" means any condition, change or effect that is materially adverse to the business, results of operations or financial condition of Roberts and its Subsidiaries taken as a whole, but exclud-ing conditions, changes or effects that (a) are caused by general economic conditions or conditions affecting the pharmaceutical industry as a whole, whether in the United States or internationally, which conditions do not affect Roberts and its Subsidiaries in a disproportional manner or (b) are related to or result from any action or inaction on the part of Shire or any of its affiliates.

     "Roberts Option Plans" means Roberts' Incentive Stock Option Plan, Equity Incentive Plan, Restricted Stock Option Plan and Employee Stock Purchase Plan.

     "Roberts Product Sites" has the meaning set forth in Section 3.1(x)(v).

     "Roberts Shareholder Approval" has the meaning set forth in Section 3.1(d).

     "Roberts Shareholders Meeting" has the meaning set forth in Section 8.2.

     "Roberts Superior Proposal" has the meaning set forth in Section 4.6(b).

     "Roberts Third Party Approvals" has the meaning set forth in Section
3.1(f).

     "Roberts Third Party Site" has the meaning set forth in Section 3.1(x)(vi)."SARs" has the meaning set forth in Section 3.1(c).

     "SEC" means the Securities and Exchange Commission.

     "SEC Documents" has the meaning set forth in Section 3.1(g).

     "Securities Act" means the U.S. Securities Act of 1933, as amended.

     "Shareholder Protection Act" means Chapter 10A of the New Jersey Law.

     "Shire" has the meaning set forth in the preamble hereto.

     "Shire Acquisition Transaction" has meaning set forth in Section 5.6.

     "Shire ADRs" means the American Depositary Receipts representing the Shire ADSs issued pursuant to a Deposit Agreement, dated as of April 1, 1998, between Shire and the Depositary.

     "Shire ADSs" means American Depositary Shares, each representing three Ordinary Shares, of Shire.

     "Shire Disclosure Schedule" has the meaning set forth in Section 3.2.

     "Shire Governmental Approvals" has the meaning set forth in Section 3.2(f).

     "Shire Insurance Policies" has the meaning set forth in Section 3.2(t).

     "Shire Intellectual Property" has the meaning set forth in Section
3.2(s)(i).

     "Shire Material Adverse Effect" means any condition, change or effect that is materially adverse to the business, results of operations or financial condition of Shire and its Subsidiaries taken as a whole, but excluding conditions, changes or effects that (a) are caused by general economic conditions or conditions affecting the pharmaceutical industry as a whole, whether in the United Kingdom or internationally, which conditions do not affect Shire and its Subsidiaries in a disproportionate manner or (b) are related to or result from any action or inaction on the part of Roberts or any of its affiliates.

     "Shire Option Plans" means Shire's SHL Scheme, SPC Scheme, Executive Scheme (Part A and Part B), Sharesave Scheme, Employee Stock Purchase Plan, Pharmavene Stock Option Plan and Richwood Stock Option Plan, collectively.

     "Shire Product Sites" has the meaning set forth in Section 3.2(x)(v).

     "Shire Share Value" means one-third of the average of the last reported sale price per Shire ADR on the Nasdaq National Market over the fifteen consecutive trading days ending on the third trading day immediately preceding the Closing Date.

     "Shire Shareholder Approval" has the meaning set forth in Section 3.2(d).

     "Shire Shareholders Meeting" has the meaning set forth in Section 8.3.

     "Shire Superior Proposal" has the meaning set forth in Section 5.6(b).

     "Shire Third Party Approvals" has the meaning set forth in Section 3.2(f).

     "Shire Third Party Site" has the meaning set forth in Section 3.2(x)(vi).

     "Subsidiary" of any person means (i) any corporation of which the outstanding capital stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such person or (ii) any other person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such person.

     "Surviving Corporation" has the meaning set forth in Section 2.1.

     "Tax" or "Taxes" means (i) all federal, state, local or non-U.S. taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, alternative minimum, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any taxing authority in connection with any item described in clause (i) and (iii) all transferee, successor, several or contractual liability in respect of any items described in clause (i) or (ii).

     "Tax Returns" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

     "UK Disclosure Documents" means the documentation necessary for the implementation of this Agreement including a circular to Shire's shareholders containing (i) a notice convening an extraordinary general meeting of Shire at which a resolution will be proposed to approve the allotment of share capital necessary to give effect to this Agreement, and (ii) such other information as required by applicable law, together with a U.K. prospectus and forms of proxy.

     "UK GAAP" has the meaning set forth in Section 3.2(g).

     "UK Prospectus" means a prospectus prepared in accordance with the FSA with respect to the Ordinary Shares.

     "US GAAP" has the meaning set forth in Section 3.1(g).


                                   ARTICLE II

                  THE MERGER; CONVERSION AND EXCHANGE OF STOCK

     2.1. Merger. At the Effective Time, in accordance with and subject to the terms and conditions of this Agreement and New Jersey Law, Acquisition Sub shall be merged with and into Roberts and Roberts shall continue its corporate existence under New Jersey Law as the surviving corporation (Acquisition Sub and Roberts are sometimes referred to herein collectively as the "Constituent Corporations," and Roberts, as the surviving corporation in the Merger, is sometimes referred to herein as the "Surviving Corporation").

     2.2. Effective Time. Subject to the provisions of this Agreement, the parties agree to cause to be duly executed a Certificate of Merger (the "Certificate of Merger"), which shall be duly delivered to the Secretary of State for the State of New Jersey for filing as provided by New Jersey Law. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State for the State of New Jersey (the "Effective Time"). Prior to such filings of the Certificate of Merger, a closing (the "Closing") will be held at the offices of Cahill Gordon & Reindel, 80 Pine Street, New York, New York 10005, which shall be on the second Business Day after the satisfaction or waiver of the conditions set forth in Article VII hereof, unless another time, date or place is agreed by the parties hereto or unless this Agreement has been terminated in accordance with its terms. The date of the Closing shall be referred to herein as the "Closing Date." The parties agree that the Effective Time shall occur on the Closing Date.

     2.3. Effects of the Merger. At the Effective Time, (a) the effects of the Merger shall be as provided under all applicable provisions of New Jersey Law,
(b) the Certificate of Incorporation of Roberts as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein and in accordance with New Jersey Law, (c) the By-Laws of Roberts as in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation until thereafter amended as provided therein and in accordance with New Jersey Law,
(d) the individuals listed on Schedule 3-A shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their successors have been duly elected and qualified in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and (e) the individuals listed on Schedule 3-B shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their successors have been duly elected and qualified in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation.

     2.4. Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, obligation, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, obligation, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement so long as such actions and things are consistent with the terms of this Agreement and the Certificate of Merger.

     2.5. Merger Consideration. (a) At the Effective Time, by virtue of the Merger and without any action on the part of the Holders, each issued and outstanding share of Common Stock (other than shares canceled in accordance with Section 2.5(d)) together with the associated Right shall be converted into the right to receive from Shire a number of Ordinary Shares (the "Merger Consideration") determined as set forth below (the "Exchange Ratio"):

          (i) If the Shire Share Value is equal to or greater than $7.91 and equal to or less than $9.67, the Exchange Ratio shall be 3.4122;

          (ii) If the Shire Share Value is equal to or greater than $7.03 and less than $7.91, the Exchange Ratio shall be determined by dividing $27.00 by the Shire Share Value;

          (iii) If the Shire Share Value is less than $7.03, the Exchange Ratio shall be 3.8407;

          (iv) If the Shire Share Value is greater than $9.67 and less than or equal to $10.55, the Exchange Ratio shall be determined by dividing $33.00 by the Shire Share Value; and

          (v) If the Shire Share Value is greater than $10.55, the Exchange Ratio shall be 3.1280.

     (b) Each issued and outstanding share of capital stock of Acquisition Sub shall be canceled.

     (c) In consideration of the cancellation of shares of capital stock of Acquisition Sub pursuant to Section 2.5(b) and the issuance of Ordinary Shares pursuant to Section 2.5(a), the Surviving Corporation shall issue one fully paid and nonassessable share of its common stock, par value $.01 per share, to Shire for each share canceled pursuant to Section 2.5(b).

     (d) Each share of Common Stock (and associated Rights) that is owned by Roberts or any Subsidiary of Roberts, or Shire or any Subsidiary of Shire, shall automatically be canceled and retired and shall cease to exist, and no Ordinary Shares or other consideration shall be delivered in exchange therefor.

     (e) The parties acknowledge that listing of the Ordinary Shares comprising the Merger Consideration on the London Stock Exchange will not be permitted unless and until this Agreement is unconditional in all respects, including the filings of the Certificate of Merger having taken place as pro-vided for in Section 2.2. The parties therefore agree that, without prejudice to Articles VII, VIII and IX of this Agreement, once the Ordinary Shares have been allotted, they shall use their respective best efforts to procure that filings of the Certificate of Merger takes place immediately before 9:30 a.m. (New York time) on the Closing Date, and that the Ordinary Shares to be issued pursuant to this Agreement are admitted to the Official List of the London Stock Exchange at 2:30 p.m. (London time).

     (f) Notwithstanding Section 2.5(a), unless the Holders otherwise elect, Shire will provide Holders with one-third of a Shire ADS (represented by Shire
ADRs) for each Ordinary Share such Holder would be entitled to receive pursuant to Section 2.5(a). Holders must irrevocably elect to receive all or any portion of their Ordinary Shares as Ordinary Shares in lieu of such Shire ADSs at the time they surrender their certificates representing shares of Common Stock in accordance with the provisions described in Section 2.6. The receipt of Shire ADSs will be deemed for all purposes of this Agreement as the receipt of the underlying Ordinary Shares and such Shire ADSs will be deemed for all purposes of this Agreement to constitute Merger Consideration. Shire will pay all fees and expenses associated with the issuance of the Ordinary Shares constituting Shire ADSs to Morgan Guaranty Trust Company of New York, as depositary (the "Depositary"), for the issuance by the Depositary of the associated Shire ADRs.

     (g) Shire shall not be required to pay any fractional Ordinary Shares or Shire ADSs pursuant to this Section 2.5. In lieu of receiving a fractional Ordinary Share or Shire ADS, each Holder otherwise entitled to (i) a fractional Ordinary Share shall receive cash (without interest) in an amount equal to (a) the latest closing mid-market price of the Ordinary Shares on the London Stock Exchange on the day immediately following the Closing Date divided by (b) the fractional interest of an Ordinary Share that would otherwise be payable and
(ii) a fractional Shire ADS shall receive cash (without interest) in an amount equal to (a) the last reported sale price of Shire ADRs on the Nasdaq National Market for the day immediately following the Closing Date divided by (b) the fractional interest of a Shire ADS that would otherwise be payable.

     2.6. Exchange Provisions. (a) At the Effective Time, all shares of Common Stock (and associated Rights), by virtue of the Merger and without any action on the part of the Holders, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each Holder of a cer-tificate representing any such share of Common Stock shall thereafter cease to have any rights with respect to such share of Common Stock (and associated Right) except the right to receive the Merger Consideration for such share of Common Stock (and associated Right) specified in Section 2.5.

     (b) Prior to the Effective Time, Shire shall designate a bank or trust company reasonably satisfactory to Roberts to act as Exchange Agent hereunder (the "Exchange Agent"). At the Effective Time, Shire shall (i) issue to and deposit with the Depositary, for the benefit of the holders of shares of Common Stock converted into Shire ADSs in accordance with Sections 2.5(a) and (f), Ordinary Shares in an amount sufficient to permit the Depositary to issue Shire ADSs representing the number of Shire ADSs issuable pursuant to Sections 2.5(a) and (f) and (ii) deposit, in trust, with the Exchange Agent for the benefit of the Holders, Ordinary Shares constituting the Merger Consideration. As soon as practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each Holder (i) a form of letter of transmittal specifying that delivery shall be effected, and risk of loss and title to certificates of Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent and (ii) instructions for use in surrendering such certificates in exchange for the Merger Consideration set forth in Section
2.5. Such letter of transmittal shall also indicate that Holders have an irrevocable right to elect to receive all or any portion of their Ordinary Shares as Ordinary Shares in lieu of Shire ADSs as set forth in Section 2.5(f). Upon surrender of any such certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such certificate shall be entitled to receive in exchange therefor the Merger Consideration. Shire shall cause the Depositary to issue Shire ADRs through and upon the instructions of the Exchange Agent, for the benefit of the holders of shares of Common Stock who have not elected to receive Ordinary Shares pursuant to Section 2.5(f). Neither the Exchange Agent nor any party hereto shall be liable to any Holder for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. Shire and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Holder such amounts as the Surviving Corporation or the Exchange Agent is required to deduct and withhold under the Code or any provision of national, state or local law, with respect to the making of such payment. To the extent such amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of whom such deduction and withholding was made. Any Merger Consideration payable to Holders pursuant to Section 2.5 which remains undistributed to the Holders for a period of six months after the Closing Date shall be delivered to the Surviving Corporation upon its request, and any Holders who have not surrendered to the Exchange Agent certificates for Common Stock or complied with the instructions in the letter of transmittal, as the case may be, shall thereafter look only to the Surviving Corporation for payment of such Merger Consideration. The Surviving Corporation shall instruct the Exchange Agent to invest all cash held by it in Cash Equivalents. Interest earned on such Cash Equivalents shall be paid to the Surviving Corporation.

     (c) Until so surrendered, each certificate representing Common Stock shall represent, after the Effective Time, solely the right to receive the Merger Consideration specified in Section 2.5. The Merger Consideration issued upon the surrender of Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Common Stock (and associated Rights).

     2.7. Consideration for Ordinary Shares. The consideration for the allotment by Shire of Ordinary Shares constituting the Merger Consideration shall be the cancellation of all shares of Common Stock pursuant to Section 2.6(a).

     2.8. Tax-Free Reorganization. For U.S. income tax purposes, the parties intend that the Merger be treated as a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code. Each party hereto agrees not to take any position inconsistent with the foregoing on any Tax Return, unless required by law.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     3.1. Representations and Warranties of Roberts. Roberts represents and warrants to Shire and Acquisition Sub that, except (A) as set forth in the Roberts Disclosure Schedule delivered by Roberts to Shire at or prior to the execution of this Agreement (the "Roberts Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty) and
(B) with respect to paragraphs (j), (m), (o), (p), (q), (r), (t), (w), (x) and
(y) of this Section

3.1, as does not have, or could not reasonably be expected to have, individually or in the aggregate, a Roberts Material Adverse Effect, the following is true and correct:

          (a) Organization; Standing and Power. Roberts is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Roberts has all requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now being conducted. Roberts is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its assets owned or leased or the nature of its activities makes such qualification necessary (such jurisdictions being specified in Section 3.1(a) of the Roberts Disclosure Schedule) except where the failure to be so qualified would not have a Roberts Material Adverse Effect. Copies of the Certificate of Incorporation and By-Laws of Roberts as in effect on the date hereof have been previously delivered to Shire.

          (b) Subsidiaries and Investments. Section 3.1(b) of the Roberts Disclosure Schedule lists each Subsidiary of Roberts. Each such Subsidiary is a corporation duly organized, validly existing and (in applicable jurisdictions) in good standing under the laws of its jurisdiction of incorporation. Each such Subsidiary has all requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now being conducted. All such Subsidiaries are duly qualified as foreign corporations to do business, and (in applicable jurisdictions) are in good standing, in each jurisdiction where the character of their respective assets owned or leased or the nature of their respective activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Roberts Material Adverse Effect. All the outstanding shares of capital stock of each such Subsidiary have been validly issued and are fully paid (and in applicable jurisdictions, nonassessable) and are owned by Roberts, by another Subsidiary of Roberts or by Roberts and another such Subsidiary, free and clear of all Liens, other than Liens which (individually or in the aggregate) would not have a Roberts Material Adverse Effect. Except for the capital stock of its Subsidiaries, Roberts does not own any stock, partnership or other equity interest in, or any debt or equity securities of, any person or entity.

          (c) Capitalization. The authorized capital stock of Roberts consists of 110,000,000 shares of capital stock, including 10,000,000 shares of Class B Preferred Stock par value $.10 per share (of which 5,500,000 shares have been designated as Series B 5% Convertible Preferred Stock, all of which have been converted into Common Stock), 500,000 shares of Series A Junior Participating Preferred Stock par value $.10 per share and 100,000,000 shares of Common Stock. At the close of business on July 21, 1999 (i) 31,889,077 shares of Common Stock were issued and outstanding,
     (ii) 387,594 shares of Common Stock were held by Roberts in its treasury,
     (iii) 3,353,188 shares of Common Stock were reserved for issuance on exercise of outstanding options under the Roberts Option Plans, (iv) 150 shares of Common Stock were reserved for issuance upon the exercise of the warrant issued to A.B. Laffer, V.A. Canto & Associates and (v) 500,000 shares of Series A Junior Participating Preferred Stock were reserved for issuance under the Rights Agreement and no other shares of capital stock were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Roberts are, and all shares which are reserved for issuance will be, when issued in accordance with the Roberts Option Plans, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth above, as of the date of this Agreement, there are not any securities convertible into or exchangeable or exercisable for capital stock ("Equity Equivalent") of any of Roberts or any of its Subsidiaries (including, without limitation, any option, warrant, right to subscribe, call or commitment of any kind or character whatsoever requiring the issuance, sale or transfer by Roberts or any of its Subsidiaries of any shares of their capital stock or any securities convertible into or exchangeable or exercisable for such capital stock). As of the date of this Agreement, there are not any outstanding contractual obligations of Roberts or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Roberts or any of its Subsidiaries. Roberts has delivered to Shire a complete and correct copy of the Rights Agreement as amended and supplemented to the date of this Agreement. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights (collectively, "SARs") with respect to Roberts. Roberts has delivered to Shire a complete list of all outstanding Indebtedness of Roberts and its Subsidiaries.

          (d) Authority. Roberts has the requisite corporate power and authority to execute and deliver this Agreement and, subject to Roberts Shareholder Approval (as defined below) and the receipt of the consents and waivers set forth in Section 3.1(d) of the Roberts Disclosure Schedule, to consummate the transactions contemplated by this Agreement to be consummated by Roberts. The execution and delivery of this Agreement by Roberts and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Roberts, subject to the approval of this Agreement and the transactions contemplated hereby by the affirmative vote of holders of at least two-thirds of the shares of Common Stock voted at a meeting (the "Roberts Shareholder Approval"). This Agreement has been duly executed and delivered by Roberts and constitutes a valid and binding obligation of Roberts, enforceable against Roberts in accordance with its terms, subject to applicable bankruptcy, insolvency moratorium or other similar laws relating to creditors' rights and general principles of equity.

          (e) Noncontravention. Neither the execution and delivery of this Agreement by Roberts nor the consummation of the transactions contemplated hereby nor compliance by Roberts with any of the provisions hereof will (i) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, could constitute a default) under, or result in the termination, modification or suspension of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon, right to acquire or obligation to dispose of any of the properties, assets or rights of Roberts or any of its Subsidiaries under, any of the terms, conditions or provisions of (x) the Certificate of Incorporation or By-Laws of Roberts or any of its Subsidiaries or (y) any note, bond, mortgage, credit agreement, indenture, deed of trust, license, Permit, authorization, lease, agreement or instrument or obligation to which Roberts or any of its Subsidiaries is party or by which they are bound or to which they or any of their assets may be subject, or (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Roberts or any of its Subsidiaries, their operations or any of their assets, except for such violations, conflicts or breaches referred to in clauses (i)(y) and (ii) which would not, individually or in the aggregate, have a Roberts Material Adverse Effect.

          (f) Government Approval; Consents. No consents and approvals are required to be obtained by Roberts from non-governmental third parties ("Roberts Third Party Approvals") in order to lawfully and contractually permit it to perform its obligations under this Agreement and consummate the transactions contemplated hereby. No notice to, filing with, or authorization, consent or approval of, any federal, state, local or non-U.S. public body or authority is necessary for the execution, delivery or performance of this Agreement by Roberts or the consummation of the transactions contemplated hereby ("Roberts Governmental Approvals").

          (g) SEC Documents. (i) Roberts has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1998 (the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Roberts included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with accounting principles generally accepted in the United States ("US GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Roberts and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

          (ii) Roberts is eligible to use Form S-3 for the filing of a registration statement with the SEC under the Securities Act.

          (h) Information Supplied. None of the information supplied or to be supplied by Roberts for inclusion or in-corporation by reference in (i) the registration statement on Form F-4 to be filed with the SEC by Shire in connection with the issuance of Ordinary Shares and Shire ADSs in the Merger (the "Form F-4") will, at the time the Form F-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the UK Disclosure Documents will, on the date the UK Disclosure Documents are first mailed to the shareholders of Shire or at the time of the Shire shareholders meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or (iii) the Proxy Statement will, at the date it is first mailed to Roberts shareholders or at the time of the Roberts Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Roberts with respect to statements made or incorporated by reference therein based on information supplied by Shire.

          (i) Absence of Certain Changes or Events. Except as disclosed in the SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed SEC Documents"), since December 31, 1998 there has not been (i) any material adverse change in the business, financial condition or results of operations of Roberts and its Subsidiaries, taken as a whole, (ii) any destruction or loss of (whether or not covered by insurance) any property, asset or right that has had or is likely to have a Roberts Material Adverse Effect, (iii) any authorization or issuance by Roberts of any of its capital stock or the issuance of any debt security or other evidence of Indebtedness of Roberts or any of its Subsidiaries, (iv) any redemption or other acquisition by Roberts of any of its capital stock or by Roberts or any of its Subsidiaries of any of their debt securities or other evidences of Indebtedness, or any payment made with respect to any of the foregoing (other than any regular, periodic payment of in-terest made with respect to a debt security or other evidence of Indebtedness), (v) any declaration, setting aside or payment of any dividend or other distribution or payment (whether in cash, capital stock or otherwise) in respect of any capital stock of Roberts, (vi) any disposal or lapse of any Roberts Intellectual Property, (vii) any Lien (other than a Permitted Lien) incurred on any material property, assets or rights of Roberts or any of its Subsidiaries, (viii) any incurrence by Roberts or any of its Subsidiaries of any liability which has had or is likely to have a Roberts Material Adverse Effect, (ix) any incurrence of Indebtedness or any guarantee by Roberts or any of its Subsidiaries of any liability of any other person or entity outside of the ordinary course of business, (x) to the knowledge of Roberts, any development with respect to regulatory approval of any products of Roberts or any of its Subsidiaries which has had or is likely to have a Roberts Material Adverse Effect, (xi) to the knowledge of Roberts, any development with respect to relationships with any contract manufacturer or contract research organization with which Roberts or any of its Subsidiaries has a business relationship which has had or is likely to have a Roberts Material Adverse Effect or (xii) any change in Roberts' Tax accounting methods, any new election made with respect to Taxes, any modification or revocation of any existing election made with respect to Taxes, or any settlement or other disposition of any Tax matter.

          (j) Compliance with Law. Neither Roberts nor any of its Subsidiaries is in violation or noncompliance in any material respect with any statute, law, ordinance, regulation, rule, order or other legal requirement of any government, authority or any other governmental department or agency applicable to its business or operations, or any judgment, decree or order of any court to which it is a party.

          (k) Affiliate Arrangements. Neither Roberts nor any of its Subsidiaries is a party to any contract, agreement, arrangement, understanding or other commitment with any director, officer or securityholder of Roberts or any of its Subsidiaries or, to the knowledge of Roberts, any person or entity controlled by any such person.

          (l) Transaction Fees. Roberts has not retained any broker, finder, financial adviser, investment banker or other person or entity which is entitled to any brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

          (m) Litigation. There is no claim, action, suit or proceeding pending or, to the knowledge of Roberts, threatened against Roberts or any of its Subsidiaries or any of their respective properties, assets or rights before any court or governmental or regulatory authority or body.

          (n) Taxes and Tax Returns. (i) Roberts has duly and timely filed all federal, state, local and non-U.S. Tax Returns required to be filed by it and its Subsidiaries, and each such Tax Return is complete and accurate in all material respects, (ii) Roberts has timely paid all Taxes due and payable by it and its Subsidiaries and has made adequate provision (through a current accrual on its most recent financial statements) for any Taxes that are not yet due and payable and (iii) Roberts has withheld and paid in a timely manner all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, including amounts of or the value of awards and prizes paid to Roberts' employees. Any deficiencies or assessments asserted in writing by any taxing authority have been paid or fully settled and no issue raised by any such taxing authority reasonably could be expected to result in a proposed deficiency for any prior, parallel or subsequent period (including periods subsequent to the Effective Time). There are no claims or assessments pending (or, to the best knowledge of Roberts, threatened) against Roberts or any of its Subsidiaries for any alleged federal, state, local or non-U.S. Tax deficiency and no issue has been raised in writing by any federal, state, local or non-U.S. taxing authority or representative thereof. No consent has been filed relating to Roberts pursuant to Section 341 of the Code. No claim has ever been made by an authority in a jurisdiction where Roberts does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Section 3.1(n) of the Roberts Disclosure Schedule lists all federal, state, local and non-U.S. jurisdictions in which Roberts files Tax Returns, and indicates those Tax Returns that have been audited and those that currently are the subject of audit. Roberts has not consented to an extension of the statute of limitations with respect to any Tax period. Roberts is not a party to any Tax allocation or sharing agreement. Roberts
     (i) has never been a member of an

     "affiliated group" (within the meaning of Section 1504 of the Code) and has never been a member of any combined, consolidated, affiliated or unitary group for any state, local or non-U.S. Tax purposes and (ii) has no liability for the Taxes of any person under Treas. Reg. ss. 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract, or otherwise. Roberts has never had any "undistributed personal holding company income" (as defined in Section 545 of the Code). Roberts is not required to make any adjustment pursuant to
     Section 481 of the Code (or any comparable provision of state, local or non-U.S. law) by reason of a change in accounting method or otherwise. Roberts has never requested a ruling from, or entered into a closing agreement with, the Internal Revenue Service or any other taxing authority. None of Roberts' assets is "tax-exempt use property" (as defined in Section 168(h)(1) of the Code) or may be treated as owned by any other person pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954 (as in effect immediately prior to the enactment of the Tax Reform Act of 1986). Roberts is not a party to any agreement or arrangement that provides for the payment of any amount that could constitute a "parachute payment" within the meaning of Section 280G of the Code. Roberts is not, and has never been, a "United States real property holding corporation" within the meaning of Section 897 of the Code. Roberts has not made any elections under Section 108, 168, 338, 441, 472, 1017, 1033 or 4977 of the Code (or
     any predecessor provisions thereof). Roberts has previously delivered to Shire true and complete copies of (i) all federal, state, local and non-U.S. income or franchise Tax Returns for each of the last three taxable years ending prior to the date of this Agreement (except for those Tax Returns that have not yet been filed) and (ii) any audit reports issued within the last three years by the Internal Revenue Service or any other taxing authority.

          (o) Real Property. Section 3.1(o) of the Roberts Disclosure Schedule sets forth a complete and accurate list of all material real property owned or leased by Roberts or any of its Subsidiaries, including (i) with respect to owned real property, the date of its acquisition, any Liens on or with respect to such real property (other than Permitted Liens), the name of the holder of any such Lien and the amount and nature of any obligation secured by any such Lien and (ii) with respect to leased real property, the name of the lessor of such real property, a list of all instruments and documents governing the terms of such leasehold interest, any Lien on or with respect to such leasehold interest (other than Permitted Liens), the name of the holder of any such Lien and the amount and nature of any obligation secured by any such Lien. Roberts is not a lessor with respect to any material real property owned by it or any of its Subsidiaries and has not granted any sublease of any leasehold interest in any material real property leased by it or any of its Subsidiaries. With respect to such material real property, (i) there are no eminent domain proceedings pending or threatened against it, (ii) such properties and the improvements thereon (including the roof and structural portions of each building) are in good operating order and condition, subject to ordinary wear and tear, and (iii) the use thereof does not violate any zoning or similar land use laws or other government regulations other than such violations which, individually or in the aggregate, would not adversely affect the ability of the Surviving Corporation to use, operate or occupy any of such properties following the Effective Time. The real property owned or leased by Roberts and its Subsidiaries is sufficient for the conduct of its business.

          (p) Licenses, Permits and Authorizations. Section 3.1(p) of the Roberts Disclosure Schedule sets forth a complete and accurate list of all material Permits held by or on behalf of Roberts and its Subsidiaries, including (i) the agency or body issuing such Permit, (ii) the person or entity to whom such Permit was issued and (iii) the date such Permit expires or is required to be renewed. Each such Permit is, to the knowledge of Roberts, in full force and effect and Roberts, or the person or entity who holds such Permit on Roberts' behalf, is in compliance in all material respects with all of its obligations with respect thereto, and, to the knowledge of Roberts, no event has occurred or condition exists which permits or, upon the giving of notice or lapse of time or both, would permit revocation, nonrenewal, modification, suspension or termination of any such Permit.

          (q) ERISA and Employee Matters. Section 3.1(q) of the Roberts Disclosure Schedule sets forth a complete and accurate list of all employment and consultancy agreements, all employee benefit plans (within the meaning of Section 3(3) of ERISA) or retirement benefits scheme (within the meaning of Section 611 of the Income and Corporation Taxes Act 1988) and all other written plans, ar-rangements or policies relating to stock options, stock purchases, compensation, deferred compensation, supplemental retirement arrangements, other incentive programs, severance, fringe benefits or other employee benefits (collectively "Employment Obligations") covering all present and former officers, directors, employees, consultants and agents of Roberts and its Subsidiaries and any of their spouses or dependents. Roberts has made available to Shire true, complete and correct copies of (i) each such Employment Obligation, (ii) the most recent annual report on Form 5500 as filed with the Internal Revenue Service with respect to each applicable Employment Obligation, (iii) the most recent summary plan description (or similar document) with respect to each applicable Employment Obligation,
     (iv) each trust agreement and insurance or annuity contract relating to any Employment Obligation and (v) the most recent actuarial valuation report for each applicable Employment Obligation. (i) Roberts and its Subsidiaries are in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code with respect to each Employment Obligation, (ii) except for PBGC premiums, all of which that are due have been paid, neither Roberts nor any of its Subsidiaries has material liability under Title IV of ERISA, (iii) neither Roberts nor any of its Subsidiaries has engaged in a prohibited transaction or breach of fiduciary duty that would subject it to a material tax imposed under Section 4975 of the Code or material liability pursuant to Section 409 or 502 of ERISA, (iv) neither Roberts nor any of its Subsidiaries has been a party to or contributed to any "multiemployer plan" as defined in Section 4001(a) of ERISA, (v) no pension plan covering any present or former officers, directors or employees of Roberts or any of its Subsidiaries is or has been subject to Title IV of ERISA, (vi) except for liability for contributions and benefits pursuant to the Employment Obligations, neither Roberts nor any of its Subsidiaries has incurred any material liability under or pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to employee benefit plans and (vii) except claims for benefits payable in the normal operation of such Employment Obligations, there are no investigations by any governmental agency, termination proceedings or other claims, suits or proceedings against or involving any such Employment Obligation or asserting any rights to or claims for benefits under any such Employment Obligation. In respect of any Employment Obligations benefiting Roberts UK employees, (i) the only benefits provided are defined contribution benefits and no promise, assurance or undertaking has been given to any of the employees (whether legally binding or not) as to the provision of retirement, death or disability benefits at a particular level, (ii) there are not in respect of any retirement benefits scheme or the benefits under it any actions, suits or claims pending or threatened (other than routine claims or benefits) against the trustees or administrators of that scheme or against Shire. Each Employment Obligation of Roberts and its Subsidiaries (if any) that is intended to be a tax-qualified plan has been the subject of a determination letter from the Internal Revenue Service to the effect that such Employment Obligation and each related trust is qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), as applicable, respectively, of the Code, no such determination letter has been revoked, and revocation has not been threatened and no event has occurred and no circumstances exist that would reasonably be expected to adversely affect the tax qualification of such Employment Obligation. Each of the Employment Obligations with respect to employees or former employees employed by Roberts or any of its Subsidiaries outside of the United States are in compliance in all material respects with all applicable law (including, where applicable, Article 141 of the Treaty of Rome) and, to the extent not mandated by the laws of the applicable jurisdiction, copies of the applicable written plan document have been made available to Shire.

          (r) Labor Relations. (i) There is no unfair labor practice complaint pending against Roberts or any of its Subsidiaries or, to the knowledge of Roberts, threatened against them, before the National Labor Relations Board or any other U.S. or non-U.S. governmental or regulatory authority, and, to the knowledge of Roberts, no grievance or arbitration proceeding arising out of or under any of their Employment Obligations is so pending against Roberts or any of its Subsidiaries or threatened against them; (ii) to the knowledge of Roberts, there is no basis for an unfair labor practice finding against Roberts or any of its Subsidiaries; (iii) no strike, labor dispute, slowdown or stoppage is pending or, to the knowledge of Roberts, threatened against Roberts or any of its Subsidiaries; and (iv) no union has ever represented any employee of Roberts or any of its Subsidiaries.

          (s) Intellectual Property Rights. (i) Section 3.1(s) of the Roberts Disclosure Schedule sets forth a complete and accurate list (including registration numbers and dates of filing, renewal and termination, where applicable, for each jurisdiction where filed) of all patents, patent applications, trademarks, trademark registrations and applications, copyrights, copyright applications, service marks, service mark registrations and applications and trade names (whether or not registered or registrable) ("Intellectual Property") owned by Roberts or any of its Subsidiaries which is material to Roberts and its Subsidiaries, taken as a whole ("Roberts Intellectual Property"), including any Liens thereon, the name of the holder of any such Lien and the amount and nature of any obligation secured by any such Lien. All Roberts Intellectual Property is owned by Roberts or its Subsidiaries free and clear of all Liens, no Roberts Intellectual Property has been canceled, abandoned or otherwise terminated and all patent applications, trademark applications and copyright applications included in Roberts Intellectual Property have been duly filed and are recorded on the public record in the name of Roberts or one of its Subsidiaries and all renewal fees have been duly paid other than where such action would not have a Roberts Material Adverse Effect. Neither Roberts nor any of its Subsidiaries has granted any license or other rights with respect to any Roberts Intellectual Property to any other person or entity.

          (ii) Roberts has no knowledge that any of its or its Subsidiaries' granted patents are invalid; to the knowledge of Roberts, no Roberts Intellectual Property is being infringed by any third party in any material respect; and, to the knowledge of Roberts, its current operations do not infringe a granted patent of a third party in any material respect.

          (iii) Neither Roberts nor any of its Subsidiaries has any license or other rights with respect to any Intellectual Property owned by any other person or entity.

          (iv) All technology, processes, techniques and methods of manufacture used in or necessary to the manufacturing or research operations of Roberts and its Subsidiaries, except to the extent the same are in the public domain, are subject to valid and effective confidentiality agreements between Roberts and its employees, have been memorialized to the extent required by good manufacturing practice and, to the knowledge of Roberts, are the subject of no claim, whether or not asserted, that their use or employment by Roberts or any of its Subsidiaries violates the rights of any person.

          (t) Insurance. Section 3.1(t) of the Roberts Disclosure Schedule sets forth (i) a complete and accurate list of all policies of insurance of Roberts and its Subsidiaries currently in force, including surety bonds or other credit support therefor (the "Roberts Insurance Policies"), the current annual premiums for each Roberts Insurance Policy, the types of risk covered and limits of coverage and (ii) a description of claims experience of Roberts (x) in the twelve months immediately preceding the date hereof with respect to all matters and (y) since its incorporation with respect to product liability matters, matters arising by reason of clinical trials, environmental matters and workmen's compensation. All Roberts Insurance Policies are in full force and effect and all premiums due thereon have been paid. Roberts has complied in all material respects with the terms and provisions of the Roberts Insurance Policies. Roberts has never applied for and been refused or denied any policy of insurance with respect to product liability matters, matters arising by reason of clinical trials, environmental matters and workmen's compensation. Roberts' insurance coverage is adequate in kind and amount based on current industry practice.

          (u) Books and Records. (i) The books of account and other financial records of Roberts and its Subsidiaries that have been made available to Shire prior to the date hereof or are made available thereafter are or will be true, complete and correct in all material respects and do not and will not contain any omissions which, in light of the circumstances in which they are made, are materially misleading.

          (ii) The minute books and other records of Roberts and its Subsidiaries that have been made available to Shire prior to the date hereof or are made available thereafter contain records of all meetings of Roberts and its Subsidiaries prior to the date hereof and prior to the Effective Time, respectively, are or will be accurate in all material respects and reflect accurately in all material respects all other corporate action of the shareholders and directors and any committees of the Board of Directors of Roberts and its Subsidiaries.

          (v) Undisclosed Liabilities. Except as set forth in the Filed SEC Documents and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice and U.S. GAAP, neither Roberts nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by US GAAP to be set forth on a consolidated balance sheet of Roberts and its consolidated Subsidiaries or in the notes thereto and which, individually or in the aggregate, could reasonably be expected to have a Roberts Material Adverse Effect.

          (w) FDA, DEA Matters. Section 3.1(w) of the Roberts Disclosure Schedule sets forth a complete and accurate list of (i) each investigational new drug filing made by Roberts or any of its Subsidiaries with the U.S. Food and Drug Administration (the "FDA") or any non-U.S. equivalent (including, without limitation, the U.K. Medicines Control Agency (the "MCA") and Health Protection Branch of the Ministry of Health of Canada), (ii) each clinical trial protocol submitted by Roberts or any of its Subsidiaries to the FDA or any non-U.S. equivalents, (iii) each new drug application and abbreviated or supplemental new drug application filed by Roberts or any of its Subsidiaries pursuant to the Federal Food, Drug and Cosmetic Act, as amended, or any non-U.S. equivalents, (iv) each product license application filed by Roberts or any of its Subsidiaries pursuant to the Public Health Service Act, as amended, or any non-U.S. equivalents and (v) each establishment license application filed with respect to any product of Roberts or any of its Subsidiaries under the Public Health Service Act, as amended, or any non-U.S. equivalents. (i) There are no lawsuits, arbitrations, legal or administrative or regulatory proceedings, charges, complaints or investigations by the FDA, the U.S. Drug Enforcement Agency (the "DEA"), the U.S. Department of Justice (the "DOJ") or any state or non-U.S. regulatory agency pending or, to the best knowledge of Roberts, threatened against or relating to Roberts, any of its Subsidiaries or any of their products, (ii) there have been no product recalls or similar actions by Roberts or any of its Subsidiaries, (iii) each clinical trial with respect to products of Roberts and its Subsidiaries has been conducted in accordance with its clinical trial protocol and applicable regulations and Roberts or one of its Subsidiaries has filed all required notices (and made available to Shire copies thereof) of adverse drug experiences, injuries or deaths relating to clinical trials of such prod-ucts, and Roberts or one of its Subsidiaries has filed all required notices of any such occurrence, (iv) to the best knowledge of Roberts, all clinical trials have been and are being conducted in substantial compliance with all applicable good clinical practice regulations, (v) neither Roberts nor any of its Subsidiaries nor, to the best knowledge of Roberts, any of their respective officers, employees or agents has made an untrue statement of material fact or fraudulent statement to the FDA, the MCA, the DEA or other regulatory agencies, failed to disclose a material fact required to be disclosed to any of them or committed an act, made a statement or failed to make a statement that could reasonably be expected to provide a basis for any of them to invoke the policy respecting "Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities" set forth in 56 Fed. Reg. 46191 (September 10, 1991) or equivalent regulations, (vi) there are no unresolved reports, warning letters or other documents received from or issued by the FDA, the MCA, the DEA or other regulating agencies that indicate or suggest material lack of compliance with applicable regulatory requirements by Roberts, any of its Subsidiaries or persons providing services for the benefit of any of them, (vii) to the best knowledge of Roberts, no person has filed a claim for loss or potential loss under any indemnity covering participants in clinical trials of products of Roberts and its Subsidiaries, (viii) to Roberts' knowledge, no material modifications to the process by which products of Roberts or any of its Subsidiaries that have been or are being used in clinical trials are manufactured will be necessary in order to manufacture commercial quantities of such products, (ix) as to each drug of Roberts or any of its Subsidiaries for which a new drug application or abbreviated new drug application has been approved by the FDA or other regulating agencies, the applicant and all persons performing operations covered by the application are in substantial compliance with 21 U.S.C. Section 355 or 357, 21 C.F.R.
     Part 314 or 430 et seq. (or non-U.S. equivalents), respectively, and all terms and conditions of the application, (x) Roberts and its Subsidiaries are in compliance with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 207 and, to the extent required, Roberts or one of its Subsidiaries has obtained licenses from the DEA and is in compliance with all such licenses and all applicable regulations promulgated by the DEA, (xi) all manufacturing operations conducted by or, to the knowledge of Roberts, for the benefit of Roberts and its Subsidiaries have been and are being conducted in compliance with applicable good manufacturing practice regulations including those set forth in 21 C.F.R. Parts 210 and 211, (xii) neither Roberts nor any of its Subsidiaries has received any written notice that the FDA, the MCA, the DEA or other regulating agencies has commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any product of Roberts or its Subsidiaries or withdraw advertising or sales promotion materials or commenced, or threatened to initiate, any action to enjoin production at any facility owned or used by Roberts or any of its Subsidiaries or any of their manufacturing locations, (xiii) as to each article of drug or consumer product currently manufactured and/or distributed by or on behalf of Roberts or its Subsidiaries, such article is not adulterated or misbranded within the meaning of the FDCA, 21 U.S.C. Sections 301 et seq., and all advertising and sales promotional materials of Roberts or its Subsidiaries are otherwise in conformance with applicable regulations and
     (xiv) neither Roberts nor any of its Subsidiaries nor, to the knowledge of Roberts, any of their respective officers, employees, agents or affiliates has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. Section 335(a) or authorized by 21 U.S.C. Section 335a(b). To the knowledge of Roberts, Roberts' contractors are in compliance with all applicable law and regulations and in respect of the FDA and DEA have secured all licenses, renewals and quotas necessary to their operation.

          Roberts has made available to Shire copies of all written communications to or from the FDA and the DEA relating specifically to Roberts, its Subsidiaries and their respective operations or business.

          (x) Environmental Matters. (i) Each of Roberts and its Subsidiaries possesses all Environmental Permits required under applicable Environmental Laws to conduct its business as currently conducted and to own and operate its assets, and is in compliance in all material respects with the terms and conditions of such Environmental Permits.

          (ii) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not affect the validity or require the transfer of any Environmental Permits held by Roberts or its Subsidiaries, and will not require any notification, disclosure, registration, reporting, filing, investigation or remediation under any Environmental Law.

          (iii) Each of Roberts and its Subsidiaries is in compliance in all material respects with all applicable Environmental Laws and has no material liability under any Environmental Law.

          (iv) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, proceeding, notice or demand letter, or request for information pending or, to the knowledge of Roberts threatened, under any Environmental Law (x) against Roberts or its Subsidiaries or (y) to the knowledge of Roberts against any person or entity in connection with which liability could reasonably be expected to be imputed or attributed by law or contract to Roberts or its Subsidiaries.

          (v) No property or facility presently or formerly owned, leased or operated by Roberts or its Subsidiaries, and no property or facility at which Hazardous Materials of Roberts or its Subsidiaries have been stored, treated or disposed of or at which any Hazardous Materials have been manufactured, handled, tested, formulated, prepared, encapsulated, packaged, bottled or stored for Roberts or its Subsidiaries ("Roberts Product Sites") is listed or proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or on any comparable list established under any Environmental Law.

          (vi) There has been no disposal, spill, discharge, emission or release of any Hazardous Material by Roberts or its Subsidiaries on, at, under or from any property presently or formerly owned, leased or operated by Roberts or its Subsidiaries and there are no Hazardous Materials located in, at, on or under any such facility or property, or, to the knowledge of Roberts, at any Roberts Product Site or other location where Hazardous Materials of Roberts or any of its Subsidiaries have been stored, treated or disposed of (a "Roberts Third Party Site"), in each case that could reasonably be expected to result in the incurrence of any material liability, by Roberts or its Subsidiaries under any Environmental Law.

          (vii) There are no underground storage tanks or other underground storage receptacles or related piping, or any impoundments containing Hazardous Materials located on any facility or property owned, leased or operated by Roberts or any of its Subsidiaries.

          (viii) No Lien has been recorded against any properties, assets or facilities owned, leased or operated by Roberts or any of its Subsidiaries under any Environmental Law.

          (ix) Neither Roberts nor any of its Subsidiaries is obligated to perform any investigation or other action under any Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound, or has assumed by contract or agreement any obligation or liability under any Environmental Law.

          Roberts has made available to Shire all material records and files, including, but not limited to, all assessments, reports, studies, audits, analyses, tests and data, in possession, custody or control of Roberts or its Subsidiaries concerning compliance by Roberts and its Subsidiaries with, or liability under, any Environmental Law, including, without limitation, those concerning the existence of Hazardous Materials at facilities or properties currently or formerly owned, operated or leased by Roberts or its Subsidiaries or at any Roberts Product Site or Roberts Third Party Site.

          (y) Products. Each of the products produced or sold by Roberts and its
     Subsidiaries: (i) is, and at all times up to and including the date hereof has been, in compliance in all material respects with all applicable federal, state, local and non-U.S. laws and regulations; (ii) is, and at all relevant times has been, fit for the ordinary purposes for which it is intended to be used and conforms in all material respects to any promises or affirmations of fact made on the container, label or promotional materials for such product or in connection with its sale; and (iii) contains no design or manufacturing defect. Neither Roberts nor any of its Subsidiaries has received notice of any product warranty claims. Neither Roberts nor any of its Subsidiaries is aware of any facts which are reasonably likely to cause (i) the withdrawal or recall of any product sold or intended to be sold by Roberts or its Subsidiaries, (ii) a change in the marketing classification, labeling or promotional materials of any such products, or

     (iii) a termination or suspension of marketing of any such products. There are no material claims pending or, to the knowledge of Roberts, threatened against Roberts or its Subsidiaries with respect to the quality of or absence of defects in such products nor are there any facts known to Roberts relating to the quality of or absence of defects in such products which, if known by a potential claimant or governmental authority, could reasonably be expected to give rise to a claim or proceeding. To the knowledge of Roberts, no supplier of a raw material required for the manufacture of a material product of Roberts and its Subsidiaries for which there is not a permissible replacement obtainable under commercially reasonable terms has indicated that it will not continue to supply such raw material on terms consistent with those on the date hereof.

          (z) Marketing Practices. Roberts' operations and commercial conduct and those of its Subsidiaries have at all times conformed in all material respects to the Code of Marketing Practices of the Pharmaceutical Research Industry Association.

          (aa) Affiliates. Roberts has delivered to Shire a letter identifying all persons who, as of the date hereof, may be deemed to be affiliates of Roberts for purposes of Rule 145 under the Securities Act ("Affiliates") and the written agreement of each such person in the form of Exhibit 3 hereto.

          (bb) Pooling. Neither Roberts nor any of its Affiliates has taken or agreed to take any action or failed to take any action that would prevent the Merger from being treated for financial accounting purposes as a "pooling of interests" in accordance with US GAAP and the regulations and interpretations of the SEC.

          (cc) Business Combination. Neither the execution and delivery of this Agreement, the Option Agreement, the Shareholder Agreements nor the consummation of the transactions contemplated hereby or thereby, as the case may be, will (i) violate the Shareholder Protection Act or (ii) cause, directly or indirectly, a Triggering Event, as that term is defined in the Rights Agreement.

     3.2. Representations and Warranties of Shire. Shire represents and warrants to Roberts that, except (A) as set forth in the Shire Disclosure Schedule delivered by Shire to Roberts at or prior to the execution of this Agreement (the

"Shire Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty), and (B) with respect to paragraphs (j), (m), (o), (p), (q), (r), (t), (w), (x) and (y) of this Section 3.2, as does not have, or could not reasonably be expected to have, individually or in the aggregate, a Shire Material Adverse Effect, the following is true and correct:

          (a) Organization; Standing and Power. Shire is a corporation duly organized and validly existing under the laws of the United Kingdom. Shire has all requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now being conducted. Shire is duly qualified as a foreign corporation to do business in each jurisdiction where the character of its assets owned or leased or the nature of its activities makes such qualification necessary (such jurisdictions being specified in Section 3.2(a) of the Shire Disclosure Schedule) except where the failure to be so qualified would not have a Shire Material Adverse Effect. Copies of the Memorandum and Articles of Association of Shire as in effect on the date hereof have been previously delivered to Roberts. Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Acquisition Sub has not conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

          (b) Subsidiaries and Investments. Section 3.2(b) of the Shire Disclosure Schedule lists each Subsidiary of Shire. Each such Subsidiary is a corporation duly organized, validly existing and (in applicable jurisdictions) in good standing under the laws of its jurisdiction of incorporation. Each such Subsidiary has all requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now being conducted. All such Subsidiaries are duly qualified as foreign corporations to do business, and (in applicable jurisdictions) are in good standing, in each jurisdiction where the character of their respective assets owned or leased or the nature of their respective activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Shire Material Adverse Effect. All the outstanding shares of capital stock of each such Subsidiary have been validly issued and are fully paid (and in applicable jurisdic-tions, nonassessable) and are owned by Shire, by another Subsidiary of Shire or by Shire and another such Subsidiary, free and clear of all Liens, other than Liens which (individually or in the aggregate) would not have a Shire Material Adverse Effect. Except for the capital stock of its Subsidiaries, Shire does not own any stock, partnership or other equity interest in, or any debt or equity securities of, any person or entity.

          (c) Capitalization. The authorized share capital of Shire as of the date of this Agreement is (pound)10,000,000 divided into 200,000,000 Ordinary Shares. At the close of business on July 20, 1999 (i) 143,509,230 Ordinary Shares were issued and (ii) the board of directors of Shire were generally and unconditionally authorized to allot relevant securities up to a nominal amount of (pound)2,361,070 and no other share capital was issued or reserved for issuance. All such Ordinary Shares of Shire are, and all Ordinary Shares reserved for issuance will be, when issued, duly authorized, validly issued and fully paid and not subject to preemptive rights other than as required by law or the LSE rules. The Ordinary Shares to be issued in the Merger will not be subject to preemption from existing shareholders of Shire. Except as set forth above, as of the date of this Agreement, there are not any Equity Equivalents of any of Shire or any of its Subsidiaries (including, without limitation, any option, warrant, right to subscribe, call or commitment of any kind or character whatsoever requiring the issuance, sale or transfer by Shire or any of its Subsidiaries of any shares of their capital stock or any securities convertible into or exchangeable or exercisable for such capital stock). As of the date of this Agreement, there are not any outstanding contractual obligations of Shire or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Shire or any of its Subsidiaries. There are no outstanding SARs with respect to Shire. Shire has delivered to Roberts a complete list of all outstanding indebtedness of Shire and its Subsidiaries.

          (d) Authority. Each of Shire and Acquisition Sub has the requisite corporate power and authority to execute and deliver this Agreement and, subject to Shire Shareholder Approval (as defined below), to perform its respective obligations hereunder. The execution and delivery of this Agreement by each of Shire and Acquisition Sub and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors, or a duly authorized committee thereof, of each of Shire and Acquisition Sub. No other corporate proceedings on the part of Shire (other than the approval of this Agreement and the transactions contemplated hereby by the holders of not less than a majority of the Ordinary Shares present and voting or on a poll (the "Shire Shareholder Approval")) or Acquisition Sub are necessary to authorize the performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Shire and Acquisition Sub, and constitutes a valid and binding obligation of each of Shire and Acquisition Sub, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

          (e) Noncontravention. Neither the execution and delivery of this Agreement by Shire or Acquisition Sub nor the consummation of the transactions contemplated hereby nor compliance by Shire or Acquisition Sub with any of the provisions hereof will (i) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, could constitute a default) under, or result in the termination, modification or suspension of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon, right to acquire or obligation to dispose of any of the properties, assets or rights of Shire or any of its Subsidiaries under, any of the terms, conditions or provisions of (x) the Memorandum and Articles of Association of Shire or equivalent charter documents of any of its Subsidiaries or (y) any note, bond, mortgage, credit agreement, indenture, deed of trust, license, Permit, authorization, lease, agreement or instrument or obligation to which Shire or any of its Subsidiaries is party or by which they are bound or to which they or any of their assets may be subject, or (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Shire or any of its Subsidiaries, their operations or any of their assets, except for such violations, conflicts or breaches referred to in clauses (i)(y) and (ii) which would not, individually or in the aggregate, have a Shire Material Adverse Effect.

          (f) Government Approval; Consents. No consents and approvals are required to be obtained by Shire or Acquisi-tion Sub from non-governmental third parties ("Shire Third Party Approvals") in order to lawfully and contractually permit it to perform its obligations under this Agreement and consummate the transactions contemplated hereby. No notice to, filing with, or authorization, consent or approval of, any U.K. or non-U.K. public body or authority is necessary for the execution, delivery or performance of this Agreement by Shire or Acquisition Sub or the consummation of the transactions contemplated hereby ("Shire Governmental Approvals").

          (g) Reports and Financial Statements. (i) Shire has delivered to Roberts (A) its annual report for its fiscal year ended December 31, 1998,
     (B) all documents distributed to Shire's shareholders relating to meetings of the shareholders of Shire since January 1, 1998, and (C) all of its other reports and statements distributed to Shire shareholders together with copies of all prospectuses and listing particulars issued by Shire or any of its Subsidiaries since January 1, 1998 (the "Shire Documents"). As of the date of its distribution to shareholders, each such report or statement distributed to shareholders did not contain any untrue statement of material fact or omit a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of Shire included in the Shire Documents were prepared in accordance with accounting principles generally accepted in the United Kingdom ("UK GAAP") (except in the case of unaudited statements) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and present a true and fair view of the consolidated financial position of Shire and its consolidated Subsidiaries as of the dates of approval of such financial statements by the board of directors of Shire and the consolidated results of their operations and cash flows for the periods set forth therein.

          (h) Information Supplied. None of the information supplied or to be supplied by Shire for inclusion or incorporation by reference in (i) the Form F-4 will, at the time the Form F-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the UK Disclosure

     Documents will, on the date the UK Disclosure Documents are first mailed to the shareholders of Shire, or at the time of the Shire shareholders meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or (iii) the Proxy Statement will, at the date it is first mailed to Roberts shareholders or at the time of the Roberts Shareholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The UK Disclosure Documents will contain all particulars relating to Shire and Roberts required to comply in all material respects with all United Kingdom statutory and other legal provisions (including, without limitation, the Companies Act, the FSA and the rules and regulations made thereunder and the rules and requirements of the LSE) and all such information contained in such documents will be substantially in accordance with the facts and will not omit anything material likely to affect the import of such information. The Form F-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation is made by Shire with respect to statements made or incorporated by reference therein based on information supplied by Roberts.

          (i) Absence of Certain Changes or Events. Except as disclosed in the Shire Documents filed and publicly available, or as disclosed in announcements made by Shire in compliance with the continuing obligations of the LSE prior to the date of this Agreement (the "Public UK Documents"), since December 31, 1998 there has not been (i) any material adverse change in the business, assets, financial condition or results of operations of Shire and its Subsidiaries, taken as a whole, (ii) any destruction or loss of (whether or not covered by insurance) any property, asset or right that has had or is likely to have a Shire Material Adverse Effect, (iii) any authorization or issuance by Shire of any of its capital stock or the issuance of any debt security or other evidence of Indebtedness of Shire or any of its Subsidiaries, (iv) any redemption or other acquisition by Shire of any of its capital stock or by Shire or any of its Subsidiaries of any debt securities or other evidences of Indebtedness, or any pay-ment made with respect to any of the foregoing (other than any regular, periodic payment of interest made with respect to a debt security or other evidence of Indebtedness), (v) any declaration, setting aside or payment of any dividend or other distribution or payment (whether in cash, capital stock or otherwise) in respect of any capital stock of Shire, (vi) any disposal or lapse of any Shire Intellectual Property or Shire Intellectual Property License, (vii) any Lien (other than a Permitted Lien) incurred on any material property, assets or rights of Shire or any of its Subsidiaries, (viii) any incurrence by Shire or any of its Subsidiaries of any liability which has had or is likely to have a Shire Material Adverse Effect, (ix) any incurrence of Indebtedness or any guarantee by Shire or any of its Subsidiaries of any liability of any other person or entity outside of the ordinary course of business, (x) to the knowledge of Shire, any development with respect to regulatory approval of any products of Shire or any of its Subsidiaries which has had or is likely to have a Shire Material Adverse Effect, (xi) to the knowledge of Shire, any development with respect to relationships with any contract manufacturer or contract research organization with which Shire or any of its Subsidiaries has a business relationship which has had or is likely to have a Shire Material Adverse Effect or (xii) any change in Shire's Tax accounting methods, any new election made with respect to Taxes, any modification or revocation of any existing election made with respect to Taxes, or any settlement or other disposition of any Tax matter.

          (j) Compliance with Law. Neither Shire nor any of its Subsidiaries is in violation or non-compliance in any material respect with any statute, law, ordinance, regulation, rule, order or other legal requirement of any government, authority or any other governmental department or agency applicable to its business or operations, or any judgment, decree or order of any court to which it is a party.

          (k) Affiliate Arrangements. Neither Shire nor any of its Subsidiaries is a party to any contract, agreement, arrangement, understanding or other commitment with any director, officer or securityholder of Shire or any of its Subsidiaries or, to the knowledge of Shire, any person or entity controlled by any such person.

          (l) Transaction Fees. Shire has not retained any broker, finder, financial adviser, investment banker or other person or entity which is entitled to any brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

          (m) Litigation. There is no claim, action, suit or proceeding pending or, to the knowledge of Shire, threatened against Shire or any of its Subsidiaries or any of their respective properties, assets or rights before any court or governmental or regulatory authority or body.

          (n) Taxes and Tax Returns. (i) Shire has duly and timely filed all U.K. and non-U.K. Tax Returns required to be filed by it and its Subsidiaries, and each such Tax Return is complete and accurate in all material respects, (ii) Shire has timely paid all Taxes due and payable by it and its Subsidiaries and has made adequate provision (through a current accrual on its most recent financial statements) for any Taxes that are not yet due and payable and (iii) Shire has withheld and paid in a timely manner all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, including amounts of or the value of awards and prizes paid to Shire's employees. Any deficiencies or assessments asserted in writing by any taxing authority have been paid or fully settled and no issue raised by any such taxing authority reasonably could be expected to result in a proposed deficiency for any prior, parallel or subsequent period (including periods subsequent to the Effective Time). There are no claims or assessments pending (or, to the best knowledge of Shire, threatened) against Shire or any of its Subsidiaries for any alleged U.K. or non-U.K. Tax deficiency and no issue has been raised in writing by any U.K. or non-U.K. taxing authority or representative thereof. No claim has ever been made by an authority in a jurisdiction where Shire does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Section 3.2(n) of the Shire Disclosure Schedule lists all U.K. and non-U.K. jurisdictions in which Shire files Tax Returns, and indicates those Tax Returns that have been audited and those that currently are the subject of audit. Shire has not consented to an extension of the statute of limitations with respect to any Tax period. Shire is not a party to any Tax allocation or sharing agreement. Shire (i) has never been a member of any combined, consolidated, affiliated or unitary group for any U.K. or non-U.K. Tax purposes and (ii) has no liability for the Taxes of any person as a transferee or successor, by contract, or otherwise. Shire has never requested a ruling from, or entered into a closing agreement with any taxing authority. Shire has previously delivered to Roberts true and complete copies of (i) all U.K. and non-U.K. income or franchise Tax Returns for each of the last three taxable years ending prior to the date of this Agreement (except for those Tax Returns that have not yet been filed) and (ii) any audit reports issued within the last three years by any taxing authority.

          (o) Real Property. Section 3.2(o) of the Shire Disclosure Schedule sets forth a complete and accurate list of all material real property owned or leased by Shire or any of its Subsidiaries, including (i) with respect to owned real property, the date of its acquisition, any Liens on or with respect to such real property (other than Permitted Liens), the name of the holder of any such Lien and the amount and nature of any obligation secured by any such Lien and (ii) with respect to leased real property, the name of the lessor of such real property, a list of all instruments and documents governing the terms of such leasehold interest, any Lien on or with respect to such leasehold interest (other than Permitted Liens), the name of the holder of any such Lien and the amount and nature of any obligation secured by any such Lien. Shire is not a lessor with respect to any material real property owned by it or any of its Subsidiaries and has not granted any sublease of any leasehold interest in any material real property leased by it or any of its Subsidiaries. With respect to such material real property,
     (i) there are no eminent domain proceedings pending or threatened against it, (ii) such properties and the improvements thereon (including the roof and structural portions of each building) are in good operating order and condition, subject to ordinary wear and tear, and (iii) the use thereof does not violate any zoning or similar land use laws or other government regulations other than such violations which, individually or in the aggregate, would not adversely affect the ability of Shire and its Subsidiaries to use, operate or occupy any of such properties following the Effective Time. The real property owned or leased by Shire and its Subsidiaries is sufficient for the conduct of their business.

          (p) Licenses, Permits and Authorizations. Section 3.2(p) of the Shire Disclosure Schedule sets forth a complete and accurate list of all material Permits held by or on behalf of Shire and its Subsidiaries, including (i) the agency or body issuing such Permit, (ii) the person or entity to whom such Permit was issued and (iii) the date such Permit expires or is required to be renewed. Each such Permit is, to the knowledge of Shire, in full force and effect and Shire, or the person or entity who holds such Permit on Shire's behalf, is in compliance in all material respects with all of its obligations with respect thereto, and, to the knowledge of Shire, no event has occurred or condition exists which permits or, upon the giving of notice or lapse of time or both, would permit revocation, nonrenewal, modification, suspension or termination of any such Permit.

          (q) ERISA and Employee Matters. Section 3.2(q) of the Shire Disclosure Schedule sets forth a complete and accurate list of all employment and consultancy agreements, all employee benefit plans (within the meaning of Section 3(3) of ERISA) or retirement benefits scheme (within the meaning of
     Section 611 of the Income and Corporation Taxes Act 1988) and all other written plans, arrangements or policies relating to stock options, stock purchases, compensation, deferred compensation, supplemental retirement arrangements, other incentive programs, severance, fringe benefits or other employee benefits (collectively "Shire Employment Obligations") covering all present and former officers, directors, employees, consultants and agents of Shire and its Subsidiaries and any of their spouses or dependents. Shire has made available to Roberts true, complete and correct copies of (i) each Shire Employment Obligation, (ii) the most recent annual report on Form 5500 as filed with the Internal Revenue Service with respect to each applicable Shire Employment Obligation, (iii) the most recent summary plan description (or similar document) with respect to each applicable Shire Employment Obligation, (iv) each trust agreement and insurance or annuity contract relating to any Shire Employment Obligation and (v) the most recent actuarial valuation report for each applicable Shire Employment Obligation. With respect to all Shire Employment Obligations benefiting Shire's U.S. employees, (i) Shire and its Subsidiaries are in compliance in all material respects with all applicable provisions of ERISA and the Code with respect to each Shire Employment Obligation, (ii) except for PBGC premiums, all of which that are due have been paid, neither Shire nor any of its Subsidiaries has any material liability under Title IV of ERISA, (iii) neither Shire nor any of its Subsidiaries has engaged in a prohibited transaction or breach of fiduciary duty that would subject it to a material tax imposed under Section 4975 of the Code or material liability pursuant to Section 409 or 502 of ERISA, (iv) neither Shire nor any of its Subsidiaries has been a party to or contributed to any "multiemployer plan" as defined in Section 4001(a) of ERISA, (v) no pension plan covering any present or former officers, directors or employees of Shire or any of its Subsidiaries is or has been subject to Title IV of ERISA, (vi) except for liability for contributions and benefits pursuant to such Shire Employment Obligations, neither Shire nor any of its Subsidiaries has incurred any material liability under or pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to employee benefit plans and (vii) except claims for benefits payable in the normal operation of such Shire Employment Obligations, there are no investigations by any governmental agency, termination proceedings or other claims, suits or proceedings against or involving any such Shire Employment Obligation or asserting any rights to or claims for benefits under any such Shire Employment Obligation. In respect of any Shire Employment Obligations benefiting Shire UK employees, (i) the only benefits provided are defined contribution benefits and no promise, assurance or undertaking has been given to any of the employees (whether legally binding or not) as to the provision of retirement, death or disability benefits at a particular level and (ii) there are not in respect of any retirement benefits scheme or the benefits under it any actions, suits or claims pending or threatened (other than routine claims or benefits) against the trustees or administrators of that scheme or against Shire. Each Shire Employment Obligation of Shire and its Subsidiaries (if any) that is intended to be a tax-qualified plan has been the subject of a determination letter from the Internal Revenue Service to the effect that such Shire Employment Obligation and each related trust is qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), as applicable, respectively, of the Code, no such determination letter has been revoked, and revocation has not been threatened and no event has occurred and no circumstances exist that would reasonably be expected to adversely affect the tax qualification of such Shire Employment Obligation. Each of the Shire Employment Obligations with respect to employees or former employees employed by Shire or any of its Subsidiaries outside of the United States are in compliance in all material respects with all applicable law (including, where applicable, Article 141 of the Treaty of Rome) and, to the extent the benefits provided thereunder are not mandated by the laws of the applicable jurisdiction, copies of the applicable written plan document have been made available to Roberts.

          (r) Labor Relations. (i) There is no unfair labor practice complaint pending against Shire or any of its Subsidiaries or, to the knowledge of Shire, threatened against them before the National Labor Relations Board or any other U.S. or non-U.S. governmental or regulatory authority, and, to the knowledge of Shire, no grievance or arbitration proceeding arising out of or under any of their Shire Employment Obligations is so pending against Shire or any of its Subsidiaries or threatened against them; (ii) to the knowledge of Shire, there is no basis for an unfair labor practice finding against Shire or any of its Subsidiaries; (iii) no strike, labor dispute, slowdown or stoppage is pending or, to the knowledge of Shire, threatened against Shire or any of its Subsidiaries; and (iv) no union has ever represented any employee of Shire or any of its Subsidiaries.

          (s) Intellectual Property Rights. (i) Section 3.2(s)(i) of the Shire Disclosure Schedule sets forth a complete and accurate list (including registration numbers and dates of filing, renewal and termination, where applicable, for each jurisdiction where filed) of all Intellectual Property owned by Shire and its Subsidiaries which is material to Shire and its Subsidiaries, taken as a whole ("Shire Intellectual Property"), including any Liens thereon, the name of the holder of any such Lien and the amount and nature of any obligation secured by any such Lien. All Shire Intellectual Property is owned by Shire or its Subsidiaries free and clear of all Liens, no Shire Intellectual Property has been canceled, abandoned or otherwise terminated and all patent applications, trademark applications and copyright applications included in Shire Intellectual Property have been duly filed and are recorded on the public record in the name of Shire or one of its Subsidiaries and all renewal fees have been duly paid other than where such action would not have a Shire Material Adverse Effect. Neither Shire nor any of its Subsidiaries has granted any license or other rights with respect to any Shire Intellectual Property to any other person or entity.

          (ii) Shire has no knowledge that any of its or its Subsidiaries' granted patents are invalid; to the knowl-edge of Shire, no Shire Intellectual Property is being infringed by any third party in any material respect; and, to the knowledge of Shire, its current operations do not infringe a granted patent of a third party in any material respect.

          (iii) Neither Shire nor any of its Subsidiaries has any license or other rights with respect to any Intellectual Property owned by any other person or entity.

          (iv) All technology, processes, techniques and methods of manufacture used in or necessary to the manufacturing or research operations of Shire and its Subsidiaries, except to the extent the same are in the public domain, are subject to valid and effective confidentiality agreements between Shire and its employees, have been memorialized to the extent required by good manufacturing practice and, to the knowledge of Shire, are the subject of no claim, whether or not asserted, that their use or employment by Shire or any of its Subsidiaries violates the rights of any person.

          (t) Insurance. Section 3.2(t) of the Shire Disclosure Schedule sets forth (i) a complete and accurate list of all policies of insurance of Shire and its Subsidiaries currently in force, including surety bonds or other credit support therefor (the "Shire Insurance Policies"), the current annual premiums for each Shire Insurance Policy, the types of risk covered and limits of coverage and (ii) a description of claims experience of Shire
     (x) in the twelve months immediately preceding the date hereof with respect to all matters and (y) since its incorporation with respect to product liability matters, matters arising by reason of clinical trials, environmental matters and workmen's compensation. All Shire Insurance Policies are in full force and effect and all premiums due thereon have been paid. Shire has complied in all material respects with the terms and provisions of the Shire Insurance Policies. Shire has never applied for and been refused or denied any policy of insurance with respect to product liability matters, matters arising by reason of clinical trials, environmental matters and workmen's compensation. Shire's insurance coverage is adequate in kind and amount based on current industry practice.

          (u) Books and Records. (i) The books of account and other financial records of Shire and its Subsidiaries that have been made available to Roberts prior to the date hereof or are made available thereafter are or will be true, complete and correct in all material respects and do not, and will not, contain any omissions which, in light of the circumstances in which they are made, are materially misleading.

          (ii) The minute books and other records of Shire and its Subsidiaries that have been or will be made available to Roberts contain records of all meetings of Shire and its Subsidiaries prior to the date hereof and prior to the Effective Time, respectively, are or will be accurate in all material respects and reflect accurately in all material respects all other corporate action of the shareholders and directors and any committees of the Board of Directors of Shire and its Subsidiaries.

          (v) Undisclosed Liabilities. Except as set forth in the Public UK Documents and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice and UK GAAP neither Shire nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by UK GAAP to be set forth on a consolidated balance sheet of Shire and its consolidated Subsidiaries or in the notes thereto and which, individually or in the aggregate, could reasonably be expected to have a Shire Material Adverse Effect.

          (w) FDA, DEA Matters. Section 3.2(w) of the Shire Disclosure Schedule sets forth a complete and accurate list of (i) each investigational new drug filing made by Shire or any of its Subsidiaries with the FDA or any non-U.S. equivalents (including, without limitation, the MCA), (ii) each clinical trial protocol submitted by Shire or any of its Subsidiaries to the FDA or any non-U.S. equivalents, (iii) each new drug application and abbreviated or supplemental new drug application filed by Shire or any of its Subsidiaries pursuant to the Federal Food, Drug and Cosmetic Act, as amended, or any non-U.S. equivalents (iv) each product license application filed by Shire or any of its Subsidiaries pursuant to the Public Health Service Act, as amended, or any non-U.S. equivalents and (v) each establishment license application filed with respect to any product of Shire or any of its Subsidiaries under the Public Health Service Act, as amended or any non-U.S. equivalents. (i) There are no lawsuits, arbitrations, legal or administrative or regulatory proceedings, charges, complaints or investigations by the FDA, the DEA, the DOJ or any state or non-U.S. regulatory agency pending or, to the best knowledge of Shire, threatened against or relating to Shire, any of its Subsidiaries or any of their respective products, (ii) there have been no product recalls or similar actions by Shire or any of its Subsidiaries,
     (iii) each clinical trial with respect to products of Shire and its Subsidiaries has been conducted in accordance with its clinical trial protocol and applicable regulations and Shire or one of its Subsidiaries has filed all required notices (and made available to Roberts copies thereof) of adverse drug experiences, injuries or deaths relating to clinical trials of such products, and Shire or one of its Subsidiaries has filed all required notices of any such occurrence, (iv) to the best knowledge of Shire, all clinical trials have been and are being conducted in substantial compliance with all applicable good clinical practice regulations, (v) neither Shire nor any of its Subsidiaries nor, to the best knowledge of Shire, any of their respective officers, employees or agents has made an untrue statement of material fact or fraudulent statement to the FDA, the MCA, the DEA or other regulatory agencies, failed to disclose a material fact required to be disclosed to any of them or committed an act, made a statement or failed to make a statement that could reasonably be expected to provide a basis for any of them to invoke the policy respecting "Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities" set forth in 56 Fed. Reg. 46191 (September 10, 1991) or equivalent regulations, (vi) there are no unresolved reports, warning letters or other documents received from or issued by the FDA, the MCA, the DEA or other regulatory agencies that indicate or suggest material lack of compliance with FDA or DEA regulatory requirements by Shire, any of its Subsidiaries or persons providing services for the benefit of any of them,
     (vii) to the best knowledge of Shire, no person has filed a claim for loss or potential loss under any indemnity covering participants in clinical trials of products of Shire and its Subsidiaries, (viii) to Shire's knowledge, no material modifications to the process by which products of Shire or any of its Subsidiaries that have been or are being used in clinical trials are manufactured will be necessary in order to manufacture commercial quantities of such products, (ix) as to each drug of Shire or one of its Subsidiaries for which a new drug application or abbreviated new drug application has been approved by the FDA or other regulatory agencies, the applicant and all persons performing operations covered by the application are in substantial compliance with 21 U.S.C.

     Section 355 or 357, 21 C.F.R. Part 314 or 430 et seq. (or any non-U.S. equivalents), respectively, and all terms and conditions of the application, (x) Shire and its Subsidiaries are in compliance with all applicable registration and listing requirements set forth in 21 U.S.C.
     Section 360 and 21 C.F.R. Part 207 and, to the extent required, Shire and its Subsidiaries have obtained licenses from the DEA and are in compliance with all such licenses and all applicable regulations promulgated by the DEA, (xi) all manufacturing operations conducted by or, to the knowledge of Shire, for the benefit of Shire and its Subsidiaries have been and are being conducted in compliance with applicable good manufacturing practice regulations including those set forth in 21 C.F.R. Parts 210 and 211, (xii) neither Shire nor any of its Subsidiaries has received any written notice that the FDA, the MCA, the DEA or other regulatory agencies has commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any product of Shire or its Subsidiaries or withdraw advertising or sales promotion materials or commenced, or threatened to initiate, any action to enjoin production at any facility owned or used by Shire or any of its Subsidiaries or any of their manufacturing locations,
     (xiii) as to each article of drug or consumer product currently manufactured and/or distributed by or on behalf of Shire or its Subsidiaries, such article is not adulterated or misbranded within the meaning of the FDCA, 21 U.S.C. Sections 301 et seq., and all advertising and sales promotional materials of Shire or its Subsidiaries are otherwise in conformance with applicable regulations and (iv) neither Shire nor any of its Subsidiaries nor, to the knowledge of Shire, any of their respective officers, employees, agents or affiliates has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C.
     Section 335(a) or authorized by 21 U.S.C. Section 335a(b). To the knowledge of Shire, Shire's contractors are in compliance with all applicable law and regulations and in respect of the FDA and DEA have secured all licenses, renewals and quotas necessary to their operation.

          Shire has made available to Roberts copies of all written communications to or from the FDA and the DEA relating specifically to Shire, its Subsidiaries and their respective operations or business.

          (x) Environmental Matters. (i) Each of Shire and its Subsidiaries possesses all Environmental Permits re-quired under applicable Environmental Laws to conduct its business as currently conducted and to own and operate its assets, and is in compliance in all material respects with the terms and conditions of such Environmental Permits.

          (ii) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not affect the validity or require the transfer of any Environmental Permits held by Shire or its Subsidiaries, and will not require any notification, disclosure, registration, reporting, filing, investigation or redemption under any Environmental Law.

          (iii) Each of Shire and its Subsidiaries is in compliance in all material respects with all applicable Environmental Laws and has no material liability under any Environmental Law.

          (iv) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, proceeding, notice or demand letter, or request for information pending or, to the knowledge of Shire threatened, under any Environmental Law (x) against Shire or its Subsidiaries or (y) to the knowledge of Shire against any person or entity in connection with which liability could reasonably be expected to be imputed or attributed by law or contract to Shire or its Subsidiaries.

          (v) No property or facility presently or formerly owned, leased or operated by Shire or its Subsidiaries, and no property or facility at which Hazardous Materials of Shire or its Subsidiaries have been stored, treated or disposed of or at which any Hazardous Materials have been manufactured, handled, tested, formulated, prepared, encapsulated, packaged, bottled, or stored for Shire or its Subsidiaries ("Shire Product Sites") is listed or proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under CERCLA, or on any comparable list established under any Environmental Law.

          (vi) There has been no disposal, spill, discharge, emission or release of any Hazardous Material by Shire or its Subsidiaries on, at, under or from any property presently or formerly owned, leased or operated by Shire or its Subsidiaries and there are no Hazardous Materials located in, at, on or under any such facility or property, or, to the knowledge of Roberts, at any Shire Product Site or other location where Hazardous Materials of Shire or any of its Subsidiaries have been stored, treated or disposed of (a "Shire Third Party Site"), in each case that could reasonably be expected to result in the incurrence of any material liability, by Shire or its Subsidiaries under any Environmental Law.

          (vii) There are no underground storage tank or other underground storage receptacles or related piping, or any impoundments containing Hazardous Materials located on any facility or property owned, leased or operated by Shire or any of its Subsidiaries.

          (viii) No Lien has been recorded against any properties, assets or facilities owned, leased or operated by Shire or any of its Subsidiaries under any Environmental Law.

          (ix) Neither Shire nor any of its Subsidiaries is obligated to perform any investigation or other action under any Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound, or has assumed by contract or agreement any obligation or liability under any Environmental Law.

          Shire has made available to Roberts all material records and files, including, but not limited to, all assessments, reports, studies, audits, analyses, tests and data, in possession, custody or control of Shire or its Subsidiaries concerning compliance by Shire and its Subsidiaries with, or liability under, any Environmental Law, including, without limitation, those concerning the existence of Hazardous Materials at facilities or properties currently or formerly owned, operated or leased by Shire or its Subsidiaries or at any Shire Product Site or Shire Third Party Site.

          (y) Products. Each of the products produced or sold by Shire and its
     Subsidiaries: (i) is, and at all times up to and including the date hereof has been, in compliance in all material respects with all applicable U.K. and non-U.K. laws and regulations; (ii) is, and at all relevant times has been, fit for the ordinary purposes for which it is intended to be used and conforms in all material respects to any promises or affirmations of fact made on the container, label or promotional materials for such product or in connection with its sale; and (iii) contains no design or manufacturing defect. Neither Shire nor any of its Subsidiaries has received notice of any product warranty claims. Neither Shire nor any of its Subsidiaries is aware of any facts which are reasonably likely to cause (i) the withdrawal or recall of any product sold or intended to be sold by Shire or its Subsidiaries, (ii) a change in the marketing classification, labeling or promotional materials of any such products, or (iii) a termination or suspension of marketing of any such products. There are no material claims pending or, to the knowledge of Shire, threatened against Shire or its Subsidiaries with respect to the quality of or absence of defects in such products nor are there any facts known to Shire relating to the quality of or absence of defects in such products which, if known by a potential claimant or governmental authority, could reasonably be expected to give rise to a claim or proceeding. To the knowledge of Shire, no supplier of a raw material required for a material product of Shire and the Subsidiaries for which there is not a permissible replacement obtainable under commercially reasonable terms, has indicated that it will not continue to supply such raw materials on terms consistent with those on the date hereof.

          (z) Marketing Practices. Shire's operations and commercial conduct and those of its Subsidiaries have at all times conformed in all material respects to the Code of Marketing Practices of the Pharmaceutical Research Industry Association.

          (aa) Ordinary Shares. As of the Effective Time, the Ordinary Shares comprising the Merger Consideration (including Ordinary Shares delivered to the Depositary underlying the Shire ADSs constituting Merger Consideration) will have been duly authorized for issuance and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued and fully paid.

          (bb) Pooling. Neither Shire nor any of its Affiliates has taken or agreed to take any action or failed to take any action that would prevent the Merger from being treated for financial accounting purposes as a "pooling of interests" in accordance with US GAAP and the regulations and interpretations of the SEC.

          (cc) Merger Consideration. As of the Effective Time, the Shire ADSs and Ordinary Shares received by the Holders as Merger Consideration will represent less than fifty percent of both the total voting power and the total value of the outstanding stock of Shire within the contemplation of Treas. Reg. ss. 1.367(a)-3(c)(1)(i).

          (dd) Active Trade or Business. Shire, a "qualified subsidiary" (as defined in Treas. Reg. ss. 1.367(a)-3(c)(5)(vii)) of Shire or a "qualified partnership" (as defined in Treas. Reg. ss. 1.367(a)-3(c)(5)(viii)) of which Shire is a partner will, as of the Effective Time, have been engaged in an active trade or business outside the United States for the entire 36-month period immediately before the Effective Time, within the meaning of and as contemplated by Treas. Reg. ss. 1.367(a)-3(c)(3). None of Shire, any qualified subsidiary of Shire or any qualified partnership of which Shire is a partner has, nor will have as of the Effective Time, any intention to dispose of or discontinue any trade or business referred to in the previous sentence if doing so would cause the active trade or business test of Treas. Reg. ss. 1.367(a)-3(c)(3) not to be satisfied.

          (ee) Asset Acquisitions. As of the Effective Time, none of Shire, any qualified subsidiary of Shire or any qualified partnership of which Shire is a partner (each as defined above in Section 3.2(dd)) will own any assets acquired outside the ordinary course of business within the preceding 36-month period that would cause Shire to fail to satisfy the "substantiality test" set forth in Treas. Reg. ss. 1.367(a)-3(c)(3)(iii).

          (ff) Ownership of Roberts Shares. Except as contemplated in this Agreement and the Option Agreement as of the date hereof and the Effective Time, none of Shire, any of its Subsidiaries or, to Shire's knowledge, any of its "affiliates" or "associates" (as such terms are defined in the Shareholder Protection Act), (i) owns, or during the five-year period prior to the date hereof owned, or has any rights to acquire or vote any shares of Common Stock or (ii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of Common Stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, Common Stock.

                                   ARTICLE IV

                              COVENANTS OF ROBERTS

     4.1. Regular Course of Business. Except in connection with the performance by Roberts of its obligations under the Agreement, until the Effective Time, Roberts shall conduct its and its Subsidiaries' business only in the ordinary course and shall use reasonable efforts to maintain and preserve its business organization, assets, employees and business relationships and to maintain all of its material properties and assets in useful and good condition, ordinary wear and tear excepted.

     4.2. Certain Prohibited Activities. Until the Effective Time, except as contemplated by this Agreement or as set forth on Section 4.2 of the Roberts Disclosure Schedule, Roberts shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Shire: (a) cease to be a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, or in good standing as a foreign corporation in any jurisdiction where the character of its assets or nature of its business makes such qualification necessary; (b) authorize or issue any additional shares of its capital stock, any Equity Equivalents, any debt securities or other evidence of its indebtedness or any SARs; (c) repay any of its Indebtedness prior to scheduled maturity (other than in the ordinary course of business) or redeem or otherwise acquire any of its capital stock or any Equity Equivalents or make any payment with respect to any of the foregoing (other than regular, periodic payments of interest made with respect to any Indebtedness); (d) split, combine or reclassify any of its capital stock or declare, set aside or pay any dividend or other distribution in respect of any of its capital stock; (e) acquire any stock, partnership or other equity interest in or any equity or debt security of any other person or entity; (f) amend its Certificate of Incorporation or By-Laws (or equivalent charter documents); (g) violate or fail to comply in any material respect with any statute, law, ordinance, regulation, rule, order or other legal requirement of any government, authority or any other governmental department or agency, or any judgment, decree or order of any court or governmental body or agency applicable to its business or operations (other than any violations or failures to comply which could not reasonably be expected, individually or in the aggregate, to have a Roberts Material Adverse Effect); (h) enter into any contract, agreement or other commitment with any present or former director, officer or securityholder of Roberts or any person or entity controlled by any such person other than in the ordinary course of business and where the amount involved is not in excess of $500,000; (i) acquire or dispose of any material real property or any material leasehold interest in real property, or create or suffer to exist any Lien on any material assets owned or leased by it; (j) fail to comply in all material respects with all of its obligations with respect to all material Permits or voluntarily take or omit to take any action which could reasonably be expected to result in the revocation, nonrenewal, modification, suspension or termination of any such Permit (other than any violations or failures to comply which could not reasonably be expected, individually or in the aggregate, to have a Roberts Material Adverse Effect); (k) (i) grant to any officer of Roberts or any of its Subsidiaries any increase in compensation, (ii) grant to any employee of Roberts or any of its Subsidiaries any increase in severance or termination pay, (iii) enter into any employment, severance or termination agreement with any employee of Roberts or any of its Subsidiaries or (iv) enter into any Employment Obligation, or permit the modification or termination of any existing Employment Obligation; (l) dispose of, permit to lapse, modify, terminate, grant any interest to any person or entity in, or create or suffer to exist any Lien on or with respect to, any Roberts Intellectual Property; (m) take any action that would cause it to fail to maintain in full force and effect, comply in all material respects with all of the terms and provisions of or pay all premiums due on any Insurance Policy; (n) enter into any material agreement or permit the modification or termination of any material agreement outside the ordinary course of business; (o) merge or consolidate with any other person or entity or acquire control of or purchase all or substantially all of the assets of any other person or entity; (p) voluntarily incur or permit the incurrence of any liability not in the ordinary course of business and in excess of $1,000,000;
(q) adopt a plan of complete or partial liquidation; or (r) undertake any action which would jeopardize accounting for the Merger as a pooling of interests.

     4.3. Notice of Certain Events. Roberts will give notice to Shire, promptly after obtaining knowledge thereof, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or
(ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

     4.4. Access. Roberts shall afford the officers, employees and representatives of Shire, and its counsel and auditors, reasonable access during normal business hours prior to the Effective Time to its facilities, properties, equipment, files, accounts, books and records so that Shire may have full opportunity to make such investigations as it may desire to make of the affairs of Roberts. Shire will hold, and will cause its respective officers, employees, accountants, counsel, financial advisers and other representatives and affiliates to hold, any confidential information in accordance with the terms of that certain Confidentiality Agreement dated as of June 1, 1999, between Shire and Roberts.

     4.5. Approvals. Roberts shall use all reasonable efforts to take or cause to be taken all action, and to do or cause to be done all things reasonably necessary, proper or advisable in order to fulfill and perform its obligations under this Agreement or otherwise consummate and make effective the transactions contemplated hereby. Roberts shall use all commercially reasonable efforts to obtain or cause to be obtained all Roberts Governmental Approvals and Roberts Third Party Approvals.

     4.6. No Solicitation. (a) Prior to the Effective Time, Roberts agrees that neither it, any of its Subsidiaries, nor any of their respective directors, officers, employees, agents or representatives of the foregoing, will, directly or indirectly, (i) solicit or initiate (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving Roberts or the acquisition of all or any significant part of the assets or capital stock of Roberts (a "Roberts Acquisition Transaction") or (ii) negotiate, explore or otherwise engage in discussions with any person (other than Shire and its representatives) with respect to any Roberts Acquisition Transaction, or which may reasonably be expected to lead to a proposal for a Roberts Acquisition Transaction or enter into any agreement, arrangement or understanding with respect to any such Roberts Acquisition Transaction or which would require it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement; provided, however, that Roberts may, in response to an unsolicited written proposal from a third party regarding a Roberts Superior Proposal (as hereinafter defined), furnish information to, negotiate or otherwise engage in discussions with such third party, if the Board of Directors of Roberts determines in good faith, after consultation with its financial advisors and based upon advice of outside counsel that such action is required for the Board of Directors to comply with its fiduciary duties under applicable law.

     (b) Except as may be required pursuant to the fiduciary duties of Roberts' Board of Directors under applicable law, Roberts agrees that, as of the date hereof, it and its Subsidiaries, and the respective directors, officers, employees, agents and representatives of the foregoing, shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person (other than Shire and its representatives) conducted heretofore with respect to any Roberts Acquisition Transaction. Roberts agrees to promptly advise Shire of any inquiries or proposals received by, any such information requested from, or any negotiations or discussions sought to be initiated or continued with, Roberts or its Subsidiaries, or any of the respective directors, officers, employees, agents or representatives of the foregoing, in each case from a person (other than Shire and its representatives) with respect to a Roberts Acquisition Transaction, and the terms hereof, including the identity of such third party and the general terms of any financing arrangement or commitment in connection with such Roberts Acquisition Transaction, and, except as may otherwise be required pursuant to the fiduciary duties of Roberts' Board of Directors under applicable law, to update on an ongoing basis or upon Shire's reasonable request, the status thereof, as well as any actions taken or other developments pursuant to this Section 4.6. As used herein, "Roberts Superior Proposal" means a bona fide, written and unsolicited proposal or offer made by any persons (or group) (other than Shire or any of its Subsidiaries) with respect to a Roberts Acquisition Transaction (i) on terms which the Board of Directors of Roberts determines in good faith, and in the exercise of reasonable judgment (based on the advice of independent financial advisors and legal counsel), to be more favorable to Roberts and its shareholders than the transactions contemplated hereby (including taking into account the financing thereof.)

     4.7. Pooling of Interests. Roberts shall use all reasonable efforts to cause the Merger to be accounted for as a "pooling of interests" in accordance with US GAAP, Accounting Principles Board Opinion 16 and applicable SEC rules, regulations and policies and shall take no action that would cause such accounting treatment not to be obtained.

     4.8. ISRA. Roberts shall obtain from the New Jersey Department of Environmental Protection either (i) a declaration of non-applicability of the New Jersey Industrial Site Recovery Act ("ISRA") to the Merger or any other transactions contemplated thereby, or (ii) approval of a negative declaration or other action required to comply with ISRA, in each case which is reasonably acceptable to Shire.

                                    ARTICLE V

                     COVENANTS OF SHIRE AND ACQUISITION SUB

     5.1. Regular Course of Business. Except in connection with the performance by Shire and Acquisition Sub of their respective obligations under this Agreement, until the Effective Time, Shire shall conduct its and its Subsidiaries' business only in the ordinary course and shall use reasonable efforts to maintain and preserve its business organization, assets, employees and business relationships and to maintain all of its material properties and assets in useful and good condition, ordinary wear and tear excepted.

     5.2. Certain Prohibited Activities. Until the Effective Time, except as contemplated by this Agreement or as set forth on Section 5.2 of the Shire Disclosure Schedule, Shire shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Roberts: (a) cease to be a corporation duly organized, validly existing and, where applicable, in good standing under its jurisdiction of incorporation, or in good standing as a foreign corporation in any applicable jurisdiction where the character of its assets or nature of its business makes such qualification necessary; (b) authorize or issue any additional shares of its capital stock, any Equity Equivalents, any debt securities or other evidence of its indebtedness or any SARs; (c) repay any of its Indebtedness prior to scheduled maturity (other than in the ordinary course of business) or redeem or otherwise acquire any of its capital stock or any Equity Equivalents or make any payment with respect to any of the foregoing (other than regular, periodic payments of interest made with respect to any Indebtedness); (d) split, combine or reclassify any of its capital stock or declare, set aside or pay any dividend or other distribution in respect of any of its capital stock; (e) acquire any stock, partnership or other equity interest in or any equity or debt security of any other person or entity;
(f) amend its Memorandum and Articles of Association (or equivalent char-ter documents); (g) violate or fail to comply in any material respect with any statute, law, ordinance, regulation, rule, order or other legal requirement of any government, authority or any other governmental department or agency, or any judgment, decree or order of any court or governmental body or agency applicable to its business or operations (other than any violations or failures to comply which could not reasonably be expected, individually or in the aggregate, to have a Shire Material Adverse Effect); (h) enter into any contract, agreement or other commitment with any present or former director, officer or securityholder of Shire or any person or entity controlled by any such person other than in the ordinary course of business and where the amount involved is not in excess of $500,000; (i) fail to comply in all material respects with all of its obligations with respect to all material Permits or voluntarily take or omit to take any action which could reasonably be expected to result in the revocation, nonrenewal, modification, suspension or termination of any such Permit (other than any violations or failures to comply which could not reasonably be expected, individually or in the aggregate, to have a Shire Material Adverse Effect); (j) (i) grant to any officer of Shire or any of its Subsidiaries any increase in compensation, (ii) grant to any employee of Shire or any of its Subsidiaries any increase in severance or termination pay, (iii) enter into any employment, severance or termination agreement with any employee of Shire or any of its Subsidiaries or (iv) enter into any Employment Obligation or permit the modification or termination of any existing Employment Obligation; (k) dispose of, permit to lapse, modify, terminate, grant any interest to any person or entity in, or create or suffer to exist any Lien with respect to, any Shire Intellectual Property; (l) take any action that would cause it to fail to maintain in full force and effect, comply in all material respects with all of the terms and provisions of or pay all premiums due on any Insurance Policy; (m) enter into any material agreement or permit the modification of any material agreement outside the ordinary course of business; (n) merge or consolidate with any other person or entity or acquire control of or purchase all or substantially all of the assets of any other person or entity; (o) voluntarily incur or permit the incurrence of any liability not in the ordinary course of business and in excess of $1,000,000; (p) adopt a plan of complete or partial liquidation; or (q) undertake any actions which would jeopardize accounting for the Merger as a pooling of interests.

     5.3. Notice of Certain Events. Each of Shire and Acquisition Sub will give notice to Roberts promptly after obtaining knowledge thereof, of (i) any representation or war-ranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

     5.4. Access. Shire and Acquisition Sub shall afford the officers, employees and representatives of Roberts, and its counsel and auditors, reasonable access during normal business hours during the period prior to the Effective Time to their respective facilities, properties, equipment, files, accounts, books and records so that Roberts may have full opportunity to make such investigations as it may desire to make of the affairs of Shire and Acquisition Sub. Roberts will hold, and will cause its respective officers, employees, accountants, counsel, financial advisers, and other representatives and affiliates to hold, any confidential information in accordance with the terms of that certain Confidentiality Agreement dated as of June 1, 1999, between Shire and Roberts.

     5.5. Approvals. Each of Shire and Acquisition Sub shall use all reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper or advisable in order to fulfill and perform its obligations under this Agreement or otherwise consummate or make effective the transactions contemplated hereby. Each of Shire and Acquisition Sub shall use all commercially reasonable efforts to obtain all Shire Governmental Approvals and Shire Third Party Approvals.

     5.6. No Solicitation. (a) Prior to the Effective Time, Shire agrees that neither it, any of its Subsidiaries, nor any of their respective directors, officers, employees, agents or representatives of the foregoing, will, directly or indirectly, (i) solicit or initiate (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving Shire or the acquisition of all or any significant part of the assets or capital stock of Shire (a "Shire Acquisition Transaction") or (ii) negotiate, explore or otherwise engage in discussions with any person (other than Roberts and its representatives) with respect to any Shire Acquisition Transaction, or which may reasonably be expected to lead to a proposal for a Shire Acquisition Transaction or enter into any agreement, arrangement or understanding with respect to any such Shire Acquisition Trans-action or which would require it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement; provided, however, that Shire may, in response to an unsolicited written proposal from a third party regarding a Shire Superior Proposal (as hereinafter defined), furnish information to, negotiate or otherwise engage in discussions with such third party, if the Board of Directors of Shire determines in good faith, after consultation with its financial advisors and based upon advice of outside counsel that such action is required for the Board of Directors to comply with its fiduciary duties under applicable law.

     (b) Except as may be required pursuant to the fiduciary duties of Shire's Board of Directors under applicable law, Shire agrees that, as of the date hereof, it and its Subsidiaries, and the respective directors, officers, employees, agents and representatives of the foregoing, shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person (other than Roberts and its representatives) conducted heretofore with respect to any Shire Acquisition Transaction. Shire agrees to promptly advise Roberts of any inquiries or proposals received by, any such information requested from, or any negotiations or discussions sought to be initiated or continued with, Shire or its Subsidiaries, or any of the respective directors, officers, employees, agents or representatives of the foregoing, in each case from a person (other than Shire and its representatives) with respect to a Shire Acquisition Transaction, and the terms hereof, including the identity of such third party and the general terms of any financing arrangement or commitment in connection with such Shire Acquisition Transaction, and, except as may otherwise be required pursuant to the fiduciary duties of Shire's Board of Directors under applicable law, to update on an ongoing basis or upon Roberts' reasonable request, the status thereof, as well as any actions taken or other developments pursuant to this Section 5.6. As used herein, "Shire Superior Proposal" means a bona fide, written and unsolicited proposal or offer made by any persons (or group) (other than Roberts or any of its Subsidiaries) with respect to a Shire Acquisition Transaction (i) on terms which the Board of Directors of Shire determines in good faith, and in the exercise of reasonable judgment (based on the advice of independent financial advisors and legal counsel), to be more favorable to Shire and its shareholders than the transactions contemplated hereby (including taking into account the financing thereof.)

     5.7. Pooling of Interests. Shire shall use all reasonable efforts to cause the Merger to be accounted for as a

"pooling of interests" in accordance with US GAAP, Accounting Principles Board Opinion 16 and applicable SEC rules, regulations and policies and shall take no action that would cause such accounting treatment not to be obtained.

     5.8. Indemnification. (a) From and after the Effective Time and until the sixth anniversary of the Effective Time and for so long thereafter as any claim for indemnification asserted on or prior to such date has not been fully adjudicated, Shire and the Surviving Corporation shall indemnify, defend and hold harmless each individual who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of Roberts or any of its Subsidiaries against all losses, claims, damages, costs, expenses (including attorneys' fees) or liabilities (including attorneys' fees) arising out of actions or omissions or alleged actions or omissions occurred at or prior to the Effective Time to the same extent and on the same terms and conditions (including with respect to advancement of expenses) permitted or required under applicable law and Roberts' Certificate of Incorporation and By-Laws in effect at the date hereof.

     (b) For a period of six years after the Effective Time, Shire and the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Roberts (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured parties) with respect to claims arising from facts or events which occurred on or before the Effective Time; provided, however, that if the premiums with respect to such insurance exceed 150% of the annual premiums paid as of the date hereof by Roberts for such insurance, Shire and the Surviving Corporation shall be obligated to purchase directors' and officers' liability insurance with the maximum coverage as can be obtained at an annual premium equal to 150% of the annual premiums paid by Roberts as of the date hereof.

     (c) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each indemnified party and each party entitled to insurance coverage under paragraph (b) above, respectively, and his or her heirs and legal representatives, and shall be in addition to any other rights an indemnified party may have under the certificates or articles of incorporation or by-laws of the Surviving Corporation or any of its Subsidiaries, under the New Jersey Law or otherwise.

                                   ARTICLE VI

                          AGREEMENTS REGARDING OPTIONS
                               and other benefits

     6.1. Stock Option Plans. (a) At the Effective Time, Roberts shall, if necessary, have amended (and Shire and the Surviving Corporation shall have approved and adopted, respectively) each of the Roberts Option Plans to provide that each of the Options shall be assumed by Shire (or the Surviving Corporation) and made applicable to the purchase of Ordinary Shares as provided in this Section 6.1. Shire shall assume or replace such Options (or fraction thereof) so that each holder of an Option (an "Optionee") shall have such Optionee's Option apply to that number of Ordinary Shares (adjusted to the nearest whole share) equal to the product of (i) the number of all Options of such Optionee immediately prior to the Effective Time and (ii) the Exchange Ratio. The exercise price per share for each Optionee's Options (adjusted to the nearest pence) assumed or replaced will equal the old exercise price per share of Common Stock divided by the Exchange Ratio; provided, however, that in the case of any Option to which Section 421 of the Code continues to apply by reason of its qualification under Section 422 of the Code ("incentive stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code and the regulations promulgated thereunder. Without limiting the foregoing, the duration and other terms of each assumed or replaced Option immediately after the Effective Time (unless otherwise agreed in writing by the Optionee with respect to a particular Option) shall be the same as the corresponding Options that were in effect immediately before the Effective Time, except that all references to Roberts in the Roberts Option Plans (and the corresponding references in each option agreement documenting each such Option) shall be deemed to be references to Shire or the Surviving Corporation, as applicable; provided, however, that the exercise price with respect to each Ordinary Share shall not be less than the nominal value of (pound)0.05 thereof. Roberts will terminate its Employee Stock Purchase Plan prior to the closing and extinguish all rights thereunder.

     (b) As soon as practicable after the Effective Time, Shire shall deliver to each Optionee appropriate notices setting forth such Optionee's rights pursuant to the Shire Option

Plans and the agreements evidencing the grants of such Options shall continue in effect on the same terms and conditions.

     (c) Shire shall take all corporate action necessary to reserve for issuance a sufficient number of Ordinary shares for delivery upon exercise of Options. As soon as practicable after the Effective Time, Shire shall file a registration statement on Form F-3, Form S-8, or another appropriate form, as the case may be (or any successor form), with respect to the Ordinary Shares subject to such options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

     6.2. Continuation of Benefits. During the period from the Effective Time until December 31, 2001, Shire shall maintain or cause to be maintained wages, compensation levels, employee pension and welfare plans for the benefit of employees and former employees of Roberts and its Subsidiaries, which are, in the aggregate, equal or greater in value than those wages, compensation levels and other benefits provided under Roberts' Employment Obligations that are in effect on the date hereof. Nothing in this Agreement shall be construed as limiting in any way the right of Shire after the Effective Time to terminate the employment of or lay-off any employee of Roberts.

     6.3. Severance Policy and Other Agreements. Shire shall honor or cause to be honored all severance agreements and employment agreements with Roberts' directors, officers and employees.

     6.4. 1999 Bonus. Shire will pay, or cause to be paid, bonuses for calendar year 1999 to Roberts' employees participating in Roberts' RPC Incentive Compensation Program in amounts equal to each such Roberts employee's bonus for the year, on a basis consistent with past practice, within the target range established for each employee (but, in the aggregate, not in excess of U.S.$1,500,000) as determined by the chief executive of Roberts immediately prior to the Closing Date (all in accordance with the RPC Incentive Compensation Program set forth in Schedule 6.4 of the Roberts Disclosure Schedule). Annual bonus for 1999 for the four senior officers of Roberts who do not participate in the RPC Incentive Compensation Program shall be as determined by the Compensation Committee of Roberts' Board of Directors immediately prior to the Closing Date in a manner which is consistent with past practice based upon performance, and shall be in an aggregate amount not greater than U.S.$1,000,000.

     6.5. Waiver of Preexisting Conditions; Credit for Deductibles; Service Credit. Shire will, or will cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions with respect to participation and coverage requirements applicable to the employees and former employees of Roberts and its Subsidiaries under any welfare plan that such employees or former employees may be eligible to participate in after the Effective Time,
(ii) provide each employee of Roberts and its Subsidiaries with credit for any co-payments and deductibles paid during the applicable plan year prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time, and (iii) provide each employee of Roberts and its Subsidiaries with credit for all service with Roberts and its affiliates for purposes of vesting and eligibility to participate under each employee benefit plan, program, or arrangement of the Purchaser or its affiliates in which such employees are eligible to participate.

                                   ARTICLE VII

                              CONDITIONS PRECEDENT

     7.1. Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each of the parties to effect the Merger shall be subject to the satisfaction or waiver of each of the following conditions at or prior to the Closing:

          (a) Shareholder Approvals. The Roberts Shareholder Approval and Shire Shareholder Approval shall have been obtained.

          (b) Certain Approvals. All Roberts Governmental Approvals and Shire Governmental Approvals shall have been obtained, satisfied, waived or expired, as applicable.

          (c) No Proceeding or Litigation. No order, injunction, decree or judgment of any court or governmental body or agency shall be in effect which materially restrains or prohibits the transactions contemplated hereby, and no suit, action, investigation, inquiry or proceeding by any governmental body or agency or legal or administrative proceeding by any governmental body or agency shall have been instituted, or threatened in writing, which questions the validity or legality of the transactions contemplated hereby.

          (d) Securities Laws. The Form F-4 filed by Shire and the Form F-6 filed by the Depositary shall have become effective under the Securities Act and Exchange Act, as applicable, and shall not be the subject of any stop order or proceedings seeking a stop order, and Shire shall have received all state securities or "blue sky" authorizations necessary to issue Shire ADRs and Ordinary Shares pursuant to this Agreement.

     7.2. Additional Conditions to the Obligations of Roberts. The obligation of Roberts to effect the Merger is also subject to the satisfaction or waiver of each of the following conditions at or prior to Closing:

          (a) Agreements. Each of Shire and Acquisition Sub shall have performed or complied in all material respects with each covenant, agreement and obligation to be performed or complied with by it hereunder on or prior to the Closing Date.

          (b) Representations and Warranties. The representations and warranties of Shire and Acquisition Sub set forth in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) at and as of the Closing Date as if made at and as of such time or, if made as of a specified date, as of such date.

          (c) Officer's Certificate. Roberts shall have received a certificate, dated the Closing Date, of the President or a Vice President of Acquisition Sub and of a director of Shire to the effect that the conditions specified in paragraphs (a) and (b) above have been fulfilled.

          (d) Consents from Third Parties. All Shire Third Party Approvals shall have been obtained.

          (e) Listing. The London Stock Exchange shall have granted admission of the Ordinary Shares comprising the Merger Consideration to the Official List, subject only to allotment; and the allotment of the Ordinary Shares comprising the Merger Consideration shall have occurred, subject only to admission becoming effective in accordance with paragraph 7.1 of the Listing Rules of LSE.

          (f) Tax Opinions. Roberts shall have received an opinion, relying on appropriate representations, of either Milbank, Tweed, Hadley & McCloy LLP, counsel to Roberts, or Cahill Gordon & Reindel, counsel to Shire to the effect that the Merger will constitute a reorganization described in Code
     Section 368(a)(1)(A) and Code Section 368(a)(2)(E) and no gain or loss will be recognized by Roberts or any Holder except that (i) a Holder who receives cash in lieu of fractional Ordinary Shares or Shire ADSs will recognize capital gain or capital loss equal to the difference between the cash received and the basis of the Holder's shares of Common Stock allocated to the fractional interest and (ii) any Holder required to enter into a "gain recognition agreement" within the meaning of Treas. Reg. ss. 1.367(a)-3(c)(1)(iii)(B) must do so in order to avoid immediate gain recognition and may be required to recognize gain at the time and in the amount specified in the gain recognition agreement, which opinion shall be dated on or about the date that is two business days prior to the date the Proxy Statement is first mailed to stockholders of Roberts, shall not have been withdrawn or modified in any material respect.

          (g) Pooling Letter. There shall have been delivered to Roberts a letter from its independent auditors, dated as of the Closing Date and addressed to Roberts, reasonably satisfactory in form and substance to Roberts, setting forth the concurrence of Roberts' independent auditors with the conclusion of Roberts' management that it will be appropriate to account for the Merger as a "pooling of interests" under US GAAP, Accounting Principles Board Opinion No. 16 and all rules, regulations and policies of the SEC, if the Merger is consummated in accordance with this Agreement.

          (h) Nasdaq. The Shire ADSs to be issued in the Merger and under the Roberts Option Plans after the Merger in accordance with this Agreement shall have been approved for listing on the Nasdaq National Market.

     7.3. Additional Conditions to the Obligations of Shire and Acquisition Sub. The obligations of Shire and Acquisition Sub to effect the Merger are also subject to the satis-faction or waiver of each of the following conditions at or prior to the
Closing:

          (a) Agreements. Roberts shall have performed each covenant, agreement and obligation to be performed or complied with by it hereunder on or prior to the Closing Date.

          (b) Representations and Warranties. The representations and warranties of Roberts set forth in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) at and as of the Closing Date as if made at and as of such time or, if made as of a specified date, as of such date.

          (c) Roberts Officer's Certificate. Shire shall have received a certificate, dated the date of the Closing, of the President or Vice President of Roberts to the effect that the conditions specified in paragraphs (a) and (b) above have been fulfilled.

          (d) Pooling Letter. There shall have been delivered to Shire a letter from its independent auditors, dated as of the Closing Date and addressed to Shire, reasonably satisfactory in form and substance to Shire, setting forth the concurrence of Shire's independent auditors with the conclusion of Shire's management that it will be appropriate to account for the Merger as a "pooling of interests" under US GAAP, Accounting Principles Board Opinion No. 16 and all rules, regulations and policies of the SEC, if the Merger is consummated in accordance with this Agreement.

                                  ARTICLE VIII

                                Other Agreements

     8.1. Preparation of Form F-4, Form F-6, the Proxy Statement and the UK Disclosure Document. As soon as practicable following the date of this Agreement, Roberts shall, in cooperation with Shire, prepare and file with the SEC the Proxy Statement and Shire shall, in cooperation with Roberts, prepare and file with the SEC the Form F-4, in which the Proxy Statement will be included as a prospectus. Each of Roberts and

Shire shall use its best efforts to have the Form F-4 declared effective under the Securities Act as promptly as practicable after such filing. Shire shall also, as promptly as practicable, use its best efforts to cause the Depositary to file with the SEC a registration statement on Form F-6 (the "Form F-6") with respect to Shire ADRs under the Securities Act and use its best efforts to have the Form F-6 declared effective as soon as practicable. Shire shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable United States state securities laws in connection with the issuance of Shire ADRs and Ordinary Shares in the Merger and Shire Ordinary Shares under the Roberts Stock Plans and Roberts shall furnish all information concerning Roberts and the holders of Common Stock as may be reasonably requested in connection with any such action.

     8.2. Roberts Shareholders Meeting. Roberts shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "Roberts Shareholders Meeting") for the purpose of obtaining the Roberts Shareholder Approval. Except as required to comply with the fiduciary duties of the Board of Directors as advised by outside counsel, Roberts will, through its Board of Directors, recommend to its shareholders approval of all matters required to be so approved. Roberts shall use its best efforts to cause the Proxy Statement to be mailed to Roberts' shareholders as promptly as practicable after the Form F-4 is declared effective under the Securities Act and, if necessary, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy materials and, if required in connection therewith, resolicit proxies, it being understood that Roberts shall not be required to hold more than one meeting of shareholders.

     8.3. Shire Shareholders Meeting. Shire will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold an extraordinary general meeting of its ordinary shareholders (the "Shire Shareholders Meeting") for the purpose of obtaining the Shire Shareholder Approval. Except as required to comply with the fiduciary duties of the Board of Directors as advised by outside counsel, Shire will, through its Board of Directors, recommend to its shareholders approval of all such matters required to be so approved. In connection with the Shire Shareholders Meeting (i) Shire will, as soon as practicable after the date of this Agreement, prepare and file with the LSE, and will use its best efforts to have cleared by the LSE and will thereafter mail to its shareholders the UK Disclosure Documents, which will comply with all legal requirements applicable to the Shire Shareholders Meeting and (ii) if necessary, after the UK Disclosure Documents have been so posted, promptly circulate amended, supplemental or supplemented materials and, if required in connection therewith, resolicit votes, it being understood that Shire shall not be obligated to hold more than one meeting of shareholders.

     8.4. Acquisition Sub Actions. Shire will take all action within its control which is necessary or appropriate to cause Acquisition Sub to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

     9.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Roberts Shareholder Approval or the Shire Shareholder Approval:

          (a) by mutual written consent of Shire and Roberts;

          (b) by either Shire or Roberts upon notice thereof given in writing to the other party if (i) any governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action shall have become final and nonappealable (a "Final Order") or (ii) the Effective Time has not occurred on or before December 31, 1999 unless a later date is established by mutual written consent of Shire and Roberts or unless the failure to consummate the Merger is the result of a breach of a covenant set forth in this Agreement or a misrepresentation or breach of any warranty set forth in this Agreement by the party seeking to terminate this Agreement;

          (c) by the Board of Directors of Shire or Roberts, if (x) the Shire Shareholder Approval shall fail to be obtained upon a vote therefor taken at the Shire Shareholders Meeting or (y) Roberts Shareholder Approval shall fail to be obtained upon a vote therefor taken at the Roberts Shareholders Meeting, unless due to delay or default on the part of Roberts, in the case of the Roberts Shareholder Approval, or due to delay or default on the part of Shire or Acquisition Sub, in the case of the Shire Shareholder Approval;

          (d) by action of the Board of Directors of Shire and notice thereof given in writing to Roberts if (i) there has been a breach in any material respect (except that where any statement in a representation or warranty includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) of any representation, warranty, covenant or agreement on the part of Roberts set forth in this Agreement which breach is not curable on or prior to December 31, 1999 or (ii) the Board of Directors of Roberts (x) fails to recommend the approval of this Agreement and the Merger to Roberts' shareholders in accordance with Section 8.2 hereof, or (y) withdraws or amends or modifies in a manner adverse to Shire its recommendation or approval in respect of this Agreement or the Merger or fails to reconfirm such recommendation within 5 business days of a reasonable written request for such confirmation by Shire;

          (e) by the Board of Directors of Shire if they shall reasonably determine that a proposal for a Shire Acquisition Transaction constitutes a Shire Superior Proposal; provided, however, that Shire may not terminate this Agreement pursuant to this clause (e) unless (i) 5 business days shall have elapsed after delivery to Roberts of a written notice of such determination by such Board of Directors and, during such 5-business-day period, Shire shall have informed Roberts of the material terms and conditions and financing arrangements of such proposal for a Shire Acquisition Transaction and the identity of the person or group making such proposal for a Shire Acquisition Transaction and (ii) at the end of such 5-business-day period, such Board of Directors shall continue reasonably to believe that such proposal for a Shire Acquisition Transaction constitutes a Shire Superior Proposal and promptly thereafter Shire shall enter into a definitive acquisition, merger or similar agreement to effect such Shire Superior Proposal;

          (f) by action of the Board of Directors of Roberts and notice thereof given in writing to Shire if (i) there is a breach in any material respect (except that where any statement in a representation or warranty includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) of any representation, warranty, covenant or agreement on the part of Shire or Acquisition Sub set forth in this Agreement which breach is not curable on or prior to December 31, 1999 or
     (ii) the Board of Directors of Shire (x) fails to recommend the approval of this Agreement and the Merger to Shire's shareholders in accordance with
     Section 8.3 hereof, or (y) withdraws or amends or modifies in a manner adverse to Roberts its recommendation or approval in respect of this Agreement or the Merger or fails to reconfirm such recommendation within 5 business days of a reasonable written request for such confirmation by Roberts; or

          (g) by the Board of Directors of Roberts if they shall reasonably determine that a proposal for a Roberts Acquisition Transaction constitutes a Roberts Superior Proposal; provided, however, that Roberts may not terminate this Agreement pursuant to this clause (g) unless (i) 5 business days shall have elapsed after delivery to Shire of a written notice of such determination by such Board of Directors and, during such 5-business-day period, Roberts shall have informed Shire of the material terms and conditions and financing arrangements of such proposal for a Roberts Acquisition Transaction and the identity of the person or group making such proposal for a Roberts Acquisition Transaction and (ii) at the end of such 5-day-business period, such Board of Directors shall continue reasonably to believe that such proposal for a Roberts Acquisition Transaction constitutes a Roberts Superior Proposal and promptly thereafter Roberts shall enter into a definitive acquisition, merger or similar agreement to effect such Roberts Superior Proposal.

     9.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and have no effect and there shall be no liability or obligation on the part of Shire, Roberts, Acquisition Sub or any their respective officers or directors other than provisions of the last sentence of Section 4.4, the last sentence of
Section 5.4, Section 10.9, Section 10.10 and this Section 9.2, which will survive termination and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     (b) If (x) Shire shall have terminated this Agreement pursuant to Section 9.1(d)(ii) or (y) Roberts shall have terminated this Agreement pursuant to
Section 9.1(g), or (z) Shire or Roberts shall have terminated this Agreement pursuant to Sections 9.1(b)(ii) or (c)(y) following the public announcement (other than by Shire or any of its affiliates) of a proposal for a Roberts Acquisition Transaction by any person (other than the transactions contemplated by this Agreement) and such termination was not solely the result of any action or inaction by Shire which resulted in the failure of the conditions in Section 7.1(a), (b) or (c) or Section 7.2, and, prior to or within six months after any termination described in this clause (z), Roberts (or any of its Subsidiaries) shall have entered into a definitive agreement for, or shall have consummated, a Roberts Acquisition Transaction, in which the consideration received by Roberts or its shareholders is equal to or greater than the value of the Merger Consideration on the date of this Agreement then, in any of such cases, Roberts shall pay Shire a termination fee of $30.0 million, provided, however, no fee shall be payable pursuant to this Section 9.2(b) if at the time of termination of this Agreement pursuant to Section 7.1(a) either (aa) the waiting period under the HSR Act (including any voluntary extension or such period) shall not have expired or (bb) any governmental entity is asserting an objection under applicable antitrust laws to the transactions contemplated by this Agreement or
(cc) a Final Order has been issued and remains outstanding. Any fee payable under this Section 9.2(b) shall be paid in same day funds (A) contemporaneous with a termination described in either clause (x) or (y) of this Section 9.2(b), and no notice of termination pursuant to such sections shall be effective and this Agreement shall not terminate, until such termination fee is received by Shire, or (B) concurrently with or prior to the entering into of the definitive agreement for, or the consummation of, such Roberts Acquisition Transaction, in the case of a termination described in clause (z) of this Section 9.2(b).

     (c) If (x) Roberts shall have terminated this Agreement pursuant to Section 9.1(f)(ii) or (y) Shire shall have terminated this Agreement pursuant to Section 9.1(e), or (z) Shire or Roberts shall have terminated this Agreement pursuant to Sections 9.1(b)(ii) or (c)(x) following the public announcement (other than by Roberts or any of its affiliates) of a proposal for a Shire Acquisition Transaction by any person (other than the transactions contemplated by this Agreement) and such termination was not solely the result of any action or inaction by Roberts which resulted in the failure of the conditions in Section 7.1(a), (b) or (c) or Section 7.3, and, prior to or within six months after any termination described in this clause (z), Shire (or any of its Subsidiaries) shall have entered into a definitive agreement for, or shall have consummated, a Shire Acquisition Transaction, then, in any of such cases, Shire shall pay Roberts a termination fee of $30.0 million, provided, however, no fee shall be payable pursuant to this Section 9.2(c) if at the time of termination of this Agreement pursuant to Section 7.1(a) either (aa) the waiting period under the HSR Act (including any voluntary extension or such period) shall not have expired or (bb) any governmental entity is asserting an objection under applicable antitrust laws to the transactions contemplated by this Agreement or (cc) a Final Order has been issued and remains outstanding. Any fee payable under this Section 9.2(c) shall be paid in same day funds (A) contemporaneous with a termination described in either clause (x) or (y) of this
Section 9.2(c), and no notice of termination pursuant to such sections shall be effective and this Agreement shall not terminate, until such termination fee is received by Roberts, or (B) concurrently with or prior to the entering into of the definitive agreement for, or the consummation of, such Shire Acquisition Transaction, in the case of a termination described in clause (z) of this
Section 9.2(c).

     9.3. Amendment. This Agreement may be amended by the parties hereto at any time before or after any required approval of matters presented in connection with the Merger by the shareholders of Roberts or the shareholders of Shire; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such shareholders without the further approval of such shareholders. This Agreement may be amended by an instrument in writing signed on behalf of each of the parties hereto.

     9.4. Waiver. At any time prior to the Closing, any party may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 9.3, waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Except as otherwise required by law, (x) any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party by a duly authorized signatory and (y) the failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                    ARTICLE X

                               GENERAL PROVISIONS

     10.1. Public Statements. Each of Shire and Acquisition Sub, on the one hand, and Roberts, on the other hand, agree that neither they nor their respective directors, officers, employees or agents shall disclose to any third party (other than to their professional advisers) or publicly issue any press release or other statement to the press or any third party with respect to this Agreement or transactions contemplated hereby, except as may be required by law or the rules of the American Stock Exchange or LSE rule, without the consent of the other parties hereto.

     10.2. Notices. All notices and other communications hereunder shall be in writing (including telex or similar writing) and shall be deemed given if delivered in person or by messenger, cable, telegram or telex or facsimile transmission or by a reputable overnight delivery service which provides for evidence of receipt to the parties at the following addresses or telecopier numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

            (a)  if to Shire or Acquisition Sub, to:

                     Shire Pharmaceuticals Group plc
                     East Anton
                     Andover, Hants  SP10 5RG
                     United Kingdom
                     Telecopy:  011 44 1 264 334 658
                     Attention:  Rolf Stahel, Chief Executive

                     with a copy to:

                     John P. Mitchell, Esq.
                     Cahill Gordon & Reindel
                     80 Pine Street
                     New York, New York  10005
                     USA
                     Telephone:  (212) 701-3000
                     Telecopy:  (212) 269-5420

            (b)  if to Roberts, to:

                     Roberts Pharmaceutical Corporation
                     Meridian Center II
                     4 Industrial Way West
                     Eatontown, NJ  07724
                     Telecopy:  (732) 676-1300
                     Attention:  General Counsel

                     with a copy to:

                     Lawrence Lederman, Esq.
                     Milbank, Tweed, Hadley & McCloy LLP
                     One Chase Manhattan Plaza
                     New York, New York  10005
                     USA
                     Telecopy:  (212) 530-5219

     10.3. Interpretation. When reference is made in this Agreement to a Subsection, Section, Exhibit or Schedule, such reference is to a Subsection or Section of or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" and "including" are used in this Agreement, they are deemed to be followed by the words "without limitation". For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein have the meanings assigned under United States generally accepted accounting principles, and (ii) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Subsection or other subdivision.

     10.4. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     10.5. Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided that the Confidentiality Agreements referred to in Sections 4.4 and 5.4 hereof shall survive the termination of this Agreement in accordance with their terms.

     10.6. Governing Law. Except where by its terms New Jersey Law is governing, this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of law of such state.

     10.7. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

     10.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto, whether by operation of law or otherwise, without the express prior written consent of each of the other parties hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors.

     10.9. Expenses. Except as otherwise expressly provided herein, each party shall bear its own expenses incurred in connection with the transactions contemplated by this Agreement.

     10.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York, Borough of Manhattan, or in New York state court located in the Borough of Manhattan, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of New York, Borough of Manhattan, or any New York state court located in the Borough of Manhattan if any dispute arises out of the Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdic-tion by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement in any court other than such a Federal or state court sitting in the State of New York located in the Borough of Manhattan.

     IN WITNESS WHEREOF, Shire, Acquisition Sub and Roberts have caused this Agreement to be executed and delivered by their respective duly authorized officers, all as of the date first above written.

                                SHIRE PHARMACEUTICALS GROUP PLC


                                By: /s/ Rolf Stahel
                                    -----------------------------------------
                                    Name:   Rolf Stahel
                                    Title:  Chief Executive Officer


                               RUBY ACQUISITION SUB INC.


                               By: /s/ Rolf Stahel
                                   ------------------------------------------
                                    Name:   Rolf Stahel
                                    Title:  President


                               ROBERTS PHARMACEUTICAL CORPORATION


                               By: /s/ John T. Spitznagel
                                   ------------------------------------------
                                   Name:   John T. Spitznagel
                                   Title:  President-Chief Executive Officer

                                   Schedule 1
             Entities Required to Execute the Shareholder Agreement


1A

Yamanouchi Holdings Corp.
Robert Vukovich

1B

HealthCare  Ventures II, L.P.
HealthCare Ventures III, L.P.
HealthCare Ventures IV, L.P.
HealthCare Ventures V, L.P.

                                  Schedule 2-A
                          Knowledge Officers of Roberts


                               John T. Spitznagel

                                  Robert W. Loy

                                  Pert Rogalin

                                 Anthony Rascio

                                Louis P. Berardi

                                David S. Tierney

                                  Schedule 2-B
                           Knowledge Officers of Shire


                                   Rolf Stahel

                                  Stephen Stamp

                                 William Nuerge

                                  Jack Khattar

                                   Neil Harris

                                  Schedule 3-A
                        Officers of Surviving Corporation


                  Officers of Roberts unless otherwise agreed

                                  Schedule 3-B
                       Directors of Surviving Corporation

                  Directors of Acquisition Sub unless otherwise agreed